As filed with the Securities and Exchange Commission on December 11, 2023

Registration No. 333-273100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rise Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1311	80-4121729
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8911 N. Capital of Texas Highway, Suite 4200

Austin, Texas 78759

Telephone: (512) 615-7473

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly Hoffman, Chief Executive Officer

Daniel Wilson, President and Chief Operating Officer

Rise Oil & Gas, Inc.

8911 N. Capital of Texas Highway, Suite 4200

Austin, Texas 78759

Telephone: (512) 615-7473

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas V. Getten Michael J. Hoffman Sr. Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 Telephone: (713) 229-1234	Rick A. Werner Bruce Newsome Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Telephone: (212) 659-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 11, 2023

2,000,000 Shares

Common Stock

Rise Oil & Gas, Inc.

This is a firm commitment initial public offering of shares of common stock, par value $0.001 per share, of Rise Oil & Gas, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be $5.00 per share.

Our common stock has been approved for listing on the NYSE American (“NYSE American”) under the symbol “RISE.”

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in the Company’s common shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriter. We refer you to “Underwriting” beginning on page 70 for additional information regarding underwriting compensation.

We have granted a 45-day option to the underwriter to purchase up to 300,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriter expects to deliver the shares to purchasers on or about         , 2023.

ThinkEquity

The date of this prospectus is              , 2023.

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Through and including                 , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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Financial Statement Presentation

The financial statements as of December 31, 2022 and 2021, for the year ended December 31, 2022, for the period from June 21, 2021 (Inception) through December 31, 2021, and as of and for the nine months ended September 30, 2023 and 2022 (unaudited), as provided in this prospectus, are those of Rise Oil & Gas, Inc., which does not have any subsidiaries.

Trademarks and Trade Names

This prospectus may contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, the right of the applicable licensor to these trademarks, service marks and trade names.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. References to “Rise,” “we,” “us,” “the Company” or “our company” in this prospectus refer to Rise Oil & Gas, Inc. Although we believe that the estimates and projections included in this prospectus are based upon reasonable assumptions, investors should be aware that these estimates and projections are subject to many risks and uncertainties as described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 10 and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise stated, the information in this prospectus (i) assumes no exercise by the underwriter of its option to purchase additional shares; (ii) gives effect to the 1-for-5 Reverse Stock Split (as defined herein) to be effected after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering (excluding the audited financial statements and unaudited condensed financial statements, which do not reflect the Reverse Stock Split); (iii) excludes 100,000 shares of our common stock underlying the Underwriter Warrants (as defined herein) to be issued in connection with this offering; (iv) excludes 1,000,000 shares of common stock reserved for issuance pursuant to the 2023 Plan (as defined herein); and (v) excludes 30,000 shares of restricted common stock expected to be issued to each of our non-employee directors shortly after the closing of this offering.

Business Overview

We are an independent oil and natural gas company focused on securing high-quality, long-lived oil and natural gas assets to create a sustainable inventory of highly economic wells. We have established our initial acreage position in the Permian Basin; however, we actively evaluate opportunities in other oil and natural gas producing regions. As of August 1, 2022, we had acquired our initial acreage position, comprised of a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. We have no revenue-generating operations as of the date of this prospectus.

Our founders, Kelly Hoffman and Daniel Wilson, have decades of experience in the oil and natural gas industry. During that time, they have established, operated, developed and sold or merged multiple companies, and they have arranged and raised over a billion dollars in financing for oil and natural gas projects and development.

Our long-term objective is to create stockholder value by identifying and assembling a portfolio of low-risk, long-lived oil and natural gas production assets with attractive economic profiles. We will strive to leverage the technical and managerial expertise of our founders to deliver profitable results from our properties. In the near-term, our objective is to commence operations on our undeveloped leasehold acreage while we continue to search for and evaluate additional attractive acquisition opportunities. Our primary goals are to efficiently drill and develop our prospects, create proved reserves, achieve production, and generate operating cash flow. We anticipate drilling one to two wells on our currently undeveloped leasehold acreage in the next six to twelve months.

Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation.

The Rise Advantage

We believe the combination of our experienced and principled management team, high degree of operational control, and development opportunities differentiates us from our competitors and provides the opportunity to grow our Company. We believe that the relationships our founders have established through their careers will be highly beneficial in identifying, evaluating, acquiring and exploiting high quality assets. We further believe that their experience and relationships with the financial and capital markets will provide us with the necessary tools to identify, negotiate and finance our oil and natural gas transactions.

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Our Assets

As of August 1, 2022, we had acquired our initial acreage position, comprised of a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. We have no revenue-generating operations as of the date of this prospectus. We believe that this leasehold acreage has potential multi-pay legacy production at all four sides. According to data from Advanced Resources International, since the 1930s, immediate offsetting fields around our initial leasehold acreage have produced in excess of 1.2 billion barrels of oil through February 2006 from those conventional shallow multi-pay zones, and such immediate offsetting fields continue to produce as of September 30, 2023. According to Enverus (Drilling Info), between March 1981 and February 2000, approximately 312,000 barrels of oil and approximately 125,000 McF of natural gas were produced from our leasehold acres. To our knowledge, there has not been any production from our leasehold acres since 2000. The primary terms of the leases underlying our initial acreage position are three years, which will expire on June 1, 2025 and August 1, 2025, respectively. Unless otherwise agreed to by the parties, we are obligated to commence actual drilling of a well on this acreage by March 31, 2024. We are in the process of preparing to commence drilling. Thereafter, if we do not successfully drill for oil or natural gas in producing quantities within the primary terms of the leases, our interest will terminate. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. The primary terms of the leases covering this additional acreage are generally at least three years.

Recent Events

2022 Private Placement. On January 26, 2022, we launched a “best efforts” private placement offering (the “2022 Private Placement”) pursuant to Rule 506(b) of the Securities Act of 1933, as amended (the “Securities Act”). In the 2022 Private Placement we sold 5.6 million shares of our common stock for $1.00 per share (or 1.12 million shares of our common stock for $5.00 per share after giving effect to the Reverse Stock Split), resulting in aggregate net proceeds to Rise of $5.52 million (after the payment of offering expenses). The 2022 Private Placement was completed on November 4, 2022.

Initial Leasehold Acreage Acquisitions. By way of a series of oil and gas leases effective as of June 1, 2022, we completed the acquisition of a 50% undivided interest in 2,480 contiguous undeveloped leasehold acres in the Permian Basin. By way of an oil and gas lease effective as of August 1, 2022, we acquired the remaining 50% undivided interest in such leasehold acreage. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. As of September 30, 2023, we owned a total of 5,736 gross (3,532 net) undeveloped leasehold acres in the Permian Basin (such acreage, our “Permian acreage”).

Conversion to Nevada Corporation. On March 15, 2023, the shareholders of the Company approved (1) the conversion of the Company to a Nevada corporation and the adoption of articles of incorporation of the Company as a Nevada corporation (the “Nevada Articles of Incorporation”), which (a) increased the Company’s common stock authorization from 20,000,000 shares to 100,000,000 shares and (b) added an authorization of 10,000,000 shares of preferred stock, par value $0.001 per share; (2) an Amended and Restated Rise Oil & Gas, Inc., 2022 Stock Incentive Plan (the “2022 Plan”) in order to, among other things, (a) increase the number of shares authorized for issuance from 500,000 to 2,500,000 and (b) remove outdated contractual and statutory references; and (3) the re-election of Kelly Hoffman and Daniel Wilson as directors of the Company. The Company’s conversion to a Nevada corporation became effective on March 21, 2023.

2023 Private Placement. On April 14, 2023, we launched a new “best efforts” private placement offering (the “2023 Private Placement”) pursuant to Rule 506(b) of the Securities Act. In the 2023 Private Placement we sold 1.115 million shares of our common stock for $1.00 per share (or 223,000 shares of our common stock for $5.00 per share after giving effect to the Reverse Stock Split), resulting in aggregate net proceeds to Rise of $1.09 million (after the payment of offering expenses). The 2023 Private Placement was completed on June 21, 2023.

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Our Business Strategies

Our primary business objective is to increase stockholder value through the following strategies:

●	Acquire inventory, grow production, develop reserves and cash flow by targeting acreage in historically prolific basins. We intend to focus our initial efforts on acquiring leasehold acreage to develop an inventory of drilling locations and drilling in the Permian Basin. The Permian Basin is the most attractive operating area due to its extensive original oil-in-place, favorable operating environment, multiple commercially-producing formations, established infrastructure, well-developed network of oilfield service providers, long-lived reserves with relatively consistent reservoir quality and historically high drilling success rates. According to the Energy Information Administration of the U.S. Department of Energy (the “EIA”), the Permian Basin is the most prolific oil producing area in the United States, accounting for approximately 45% of total U.S. crude oil production. In the Permian Basin, we intend to initially focus on the San Andres Formation, a shelf margin deposit on the Central Basin Platform and Northwest Shelf, which has accounted for approximately 55% of the 30 billion barrels of oil historically produced from the Permian Basin and where horizontal production has increased by more than 700% since 2010.

●	Leverage extensive acquisition experience to evaluate and execute accretive opportunities. Our founders, Kelly Hoffman and Daniel Wilson, have significant prior experience in successfully evaluating and executing acquisition opportunities and an extensive track record of successfully growing businesses. We have developed working relationships with many landowners and operators in our target operating areas that we believe represent potential acquisition or partnership opportunities. Furthermore, we believe that our ability to understand the geology, geophysics and reservoir parameters of the rock formations in the Permian Basin will allow us to grow our resource base and maximize stockholder value.

●	Maintain a high degree of operational control. In order to better maintain control over our asset portfolio, our objective is to own greater than 50% of the working interest in the associated properties and undeveloped leasehold acreage. For operated properties, we would have primary control over prospect selection, exploration and development timing and capital allocation, as well as the ability to implement best practices that we believe will allow us to shorten the time between resource discovery and first production. We believe that maintaining operational control will enable us to increase our reserves while lowering our per unit development costs and will allow us to deploy our strategies regarding cost reduction and infrastructure efficiencies. Our control over operations will allow us to utilize proven, cost-effective operating practices. These practices include the selection of drilling locations, timing of development and associated capital expenditures and continuous improvement of drilling, completion and stimulation techniques.

●	Maximize returns by optimizing drilling and operational efficiencies. An important aspect of our development planning includes strategic placement of our wells. In addition, we intend to pre-order long-lead time production equipment in order to minimize service and equipment delays. We plan to take advantage of pre-existing development infrastructure in our focus areas to the extent possible, such as oil and natural gas transportation pipelines, electric service and produced water disposal facilities already in the vicinity of our operations. In addition, our management team has a strong track record of minimizing operational and drilling costs through the use of several successful cost-reducing strategies, and it plans to implement similar strategies in our operations in order to minimize costs and achieve a competitive advantage. Examples of such cost-reducing strategies include: pipelining oil instead of trucking, reducing saltwater disposal costs due to land ownership, building out electrical infrastructure to eliminate congestion fees paid to providers, using lower concentrations of sand in completions and drilling shallower targets than our competitors, which requires less powerful and expensive rigs. In the future, where advantageous, we may also partner with midstream service providers to fund the construction of production facilities, transportation systems and other associated infrastructure in our operating areas.

●	Preserve financial flexibility to pursue organic and external growth opportunities. We plan to carefully manage our liquidity by continually monitoring cash flow and capital spending. In the future, should we seek debt financing, we would seek to maintain modest leverage levels in order to preserve operational and strategic flexibility, as well as access to the capital markets. While initially we are raising equity capital, in the long-term, we expect to fund our growth primarily with cash flow from operations, but we may consider capital markets offerings or debt financing when appropriate. We intend to allocate capital in a disciplined manner and proactively manage our cost structure to achieve our business objectives. To reduce our exposure to commodity price volatility and to protect our cash flow, we may from time to time consider entering into a commodity derivative program.

●	Target contiguous acreage positions in the Permian Basin and other oil and natural gas producing regions. Our land acquisition strategies are predicated on assembling large, contiguous acreage blocks with significant untapped potential, and the acquisition of additional leasehold acreage from other operators in which we would expect to own in excess of 50% of the interest in the associated leasehold acreage. These strategies should provide us with leasehold acreage positions possessing favorable reservoir and geological characteristics. We believe that our evaluation strategies uniquely position us to better identify acquisition targets to grow our resource base and increase stockholder value.

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●	Proactively collaborate in matters related to safety, regulation, environmental concerns and community relations. We are committed to working with the pertinent regulatory agencies to ensure that we provide for the safety and wellbeing of both our employees and the environment. Our management team has extensive experience working with regulatory agencies, such as the Railroad Commission of Texas (“RRC”) and the Texas Commission on Environmental Quality (“TCEQ”), and we strive to remain in compliance with all applicable rules and regulations.

●	Establish profitable oil and natural gas exploration and production operations. We are focused on establishing profitable oil and natural gas exploration and production operations by acquiring producing and non-producing properties that we believe have significant potential for producing commercial quantities of hydrocarbons.

Our ability to successfully implement these strategies will depend on raising sufficient capital under this offering of our common stock.

Our Competitive Strengths

We believe that the following strengths will help us to achieve our business goals:

●	Experienced management team with proven managerial and technical expertise. We are led by a management team that has significant experience successfully finding and developing oil and natural gas reserves across the United States, but particularly in the Permian Basin. Our management team has a track record of developing economically successful projects across the oil and natural gas value chain. Over the last several decades, our founders, Kelly Hoffman and Daniel Wilson, have established, operated, developed and sold or merged multiple companies, and they have arranged and raised over a billion dollars in financing for oil and natural gas projects and development. In addition, our management team has an established base of relationships with governmental authorities, major oil and natural gas companies, oilfield service companies and independent oil and natural gas companies, all of which we believe enhance our competitiveness. Our management team also has a significant economic interest in us, which provides a meaningful incentive to increase the value of our business for the benefit of all stockholders.

●	High degree of operational control. We own a 100% interest in our initial 2,480-acre undeveloped leasehold position, and we intend to continue deploying our strategy of maintaining operational control additional assets. We believe that maintaining operational control will enable us to increase our prospective (or future) reserves while lowering our development costs. Our control over operations will also allow us to determine the selection of drilling locations, timing of development and associated capital expenditures and continuous improvement of drilling, completion and stimulation techniques. We believe that these factors will contribute to our ability to grow future production, reserves, cash flows and ultimately stockholder value, even in lower commodity price environments.

●	Conservatively capitalized balance sheet with no long-term debt. After giving effect to this offering and the use of proceeds therefrom, we expect to have no outstanding debt and approximately $8.25 million of cash on the balance sheet (assuming no exercise of the underwriter’s option to purchase additional shares). We believe that the net proceeds from this offering together with cash on hand and operating income (once operations commence) may enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months, although if necessary, we may pursue additional securities offerings and/or bank financings. We expect to maintain financial flexibility that will allow us to continue our development activities and selectively pursue accretive acquisitions. In the future, should we seek debt financing, we would seek to maintain modest leverage levels in order to preserve operational and strategic flexibility, as well as access to the capital markets.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability. For more information, see “Business — Government Regulations” beginning on page 48 of this prospectus.

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Reverse Stock Split

We intend to effect a 1-for-5 reverse stock split of our outstanding common stock (the “Reverse Stock Split”) after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering. No fractional shares will be issued in connection with the Reverse Stock Split and all such fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole number. Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split.

Note 10 to our unaudited condensed financial statements for the period ended September 30, 2023 presents basic loss per share and diluted loss per share based upon the number of basic weighted-average and diluted weighted-average shares outstanding prior to the consummation of the Reverse Stock Split. The following table sets forth the computation of the Company’s unaudited pro forma basic and diluted net loss per share attributable to holders of common stock that gives pro forma effect to the Reverse Stock Split.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Net Loss	$(2,038,999)	$(786,159)
Basic Weighted- Average Shares Outstanding	3,487,751	2,573,300
Diluted Weighted- Average Shares Outstanding	3,487,751	2,573,300
Basic Loss per Share	$(0.58)	$(0.31)
Diluted Loss per Share	$(0.58)	$(0.31)

Stock Ownership

After our offering, we anticipate that our two largest stockholders, our founders Kelly Hoffman and Daniel Wilson, will collectively own and have voting power of approximately 37.7% of our outstanding common stock (assuming no exercise of the underwriter’s option to purchase additional shares). Consequently, these stockholders have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Summary of Risk Factors

Investing in our common stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our common stock. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Below is a summary of these risks.

Risks Relating to Our Business

●	We have no proved reserves and areas that we decide to drill may not yield oil in commercial quantities or quality, or at all.

●	We were recently formed, and while our management team has a demonstrated track record of success in the industry, the Company, itself, has no operating history to date and currently has no revenues; accordingly, you have no basis on which to evaluate our ability to achieve our business objective.

●	Currently, there is substantial doubt about our ability to continue as a going concern.

●	If we do not obtain additional financing, our business could fail and our investors could lose their investment.

●	Decreases in future oil and natural gas prices are difficult to project and may result in the impairment of our assets.

●	We are a development stage entity and our future performance is uncertain.

●	Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage or retain qualified operational personnel for future drilling operations.

●	We are entering a highly capital-intensive industry, and any sales of produced oil and natural gas may be insufficient to fund, sustain or expand revenue-generating operations.

●	We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

●	Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

●	We anticipate that our estimated future reserves will be based on many assumptions that may prove inaccurate, which could materially affect the quantities and value of our future reserves.

●	Our ability to drill and develop the potential drilling locations that our management team has identified on our acreage depends on a number of factors, including the availability of equipment and capital, seasonal conditions, regulatory approvals, oil prices, costs and drilling results.

●	We are dependent on certain members of our management team and third-party technical advisors, and our business may suffer with the loss of key personnel.

●	Seismic studies do not guarantee that oil or natural gas is present or, if present, will produce in economic quantities.

●	Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

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●	Oil and natural gas prices are highly volatile, and a substantial or extended decline in domestic or global oil and natural gas prices may materially and adversely affect our business, financial condition and results of operations.

●	Our business will depend on our initial and continued success identifying productive fields and prospects to replace any future produced reserves, and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

●	Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

●	The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

●	We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

●	We are subject to drilling and other operational hazards.

●	Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

●	In our drilling operations, we expect to utilize some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

●	Participants in the oil and natural gas industry are subject to complex laws that can affect the cost, manner or feasibility of doing business.

●	We are, and our future operations will be, subject to numerous environmental, health and safety regulations, which may result in material liabilities and costs.

●	Climate change laws and regulations restricting emissions of greenhouse gas (“GHG”) emissions could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

●	We may incur increasing attention to environmental, social and governance (“ESG”) matters that may impact our business.

●	We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil and natural gas industry.

●	The ongoing conflicts in Ukraine and Israel could continue to negatively affect the prices of oil and natural gas.

●	We may not be able to keep pace with technological developments in our industry.

Risks Relating to This Offering

●	There can be no assurance that an active and liquid trading market for our common stock will develop.

●	Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

●	We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate our material weaknesses or otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

●	Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

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●	A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

●	The concentration of our capital stock ownership among our two largest stockholders will limit or preclude your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	We do not intend to pay dividends on our common shares and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company,” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interest.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of greater than $700.0 million as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation, in our periodic reports and proxy statements.

Corporate Information

Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation. Our principal executive offices are located at 8911 N. Capital of Texas Highway, Suite 4200, Austin, Texas 78759. The telephone number of our principal executive offices is (512) 615-RISE (7473). Our website address is www.RiseOil.com. The information on or accessible through our website does not constitute part of this prospectus.

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The Offering

Issuer	Rise Oil & Gas, Inc., a Nevada corporation.

Common stock offered by us	2,000,000 shares, par value $0.001 per share.

Common stock to be outstanding after this offering	5,626,334 shares (or 5,926,334 shares, if the underwriter exercises in full its option to purchase additional shares).

Option to purchase additional shares	We have granted to the underwriter an option, exercisable upon notice to us, to purchase up to 300,000 additional shares of common stock at the offering price for a period of 45 days from the date of this prospectus.

Use of Proceeds	We expect to receive approximately $6.80 million of net proceeds, based upon the assumed initial public offering price of $5.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to acquire new oil and natural gas leases, drill and complete new wells and for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any cash dividends on our common stock. See “Dividend Policy.”

Listing	Our common stock has been approved for listing on the NYSE American under the symbol “RISE.”

Lock-up agreements	Our existing stockholders have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 12 months, in the case of our executive officers and directors, and for six months in the case of our other stockholders, after the date of this prospectus. We have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus. For additional information regarding the arrangement with the underwriter, see “Underwriting” beginning on page 70.

Risk Factors	See “Risk Factors” beginning on page 10 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to purchase shares of our common stock.

The number of shares of our common stock to be outstanding after this offering is based on 3,626,334 shares of our common stock outstanding as of December 11, 2023 (after giving effect to the Reverse Stock Split). Except as otherwise indicated herein, all information in this prospectus:

●	assumes no exercise by the underwriter of its option to purchase additional shares;
●	gives effect to the 1-for-5 Reverse Stock Split to be effected after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering;
●	excludes 100,000 shares of our common stock underlying the Underwriter Warrants to be issued in connection with this offering;
●	excludes 1,000,000 shares of common stock reserved for issuance pursuant to the 2023 Plan (as defined herein); and
●	excludes 30,000 shares of restricted common stock expected to be issued to each of our non-employee directors shortly after the closing of this offering.

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Summary Historical Financial Data

The following tables set forth our summary financial data for the periods and as of the dates indicated. We have derived the statements of operations data and statements of cash flows data for the year ended December 31, 2022 and the period from June 21, 2021 (Inception) through December 31, 2021 from our audited financial statements included elsewhere in this prospectus. The statements of operations data, statements of cash flows data, and balance sheets data as of and for the nine months ended September 30, 2023 and 2022 are derived from our unaudited financial statements included elsewhere in this prospectus.

Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 39 of this prospectus and our financial statements and the related notes included elsewhere in this prospectus.

Statements of Operations Data

	Year Ended December 31, 2022	For the Period from June 21, 2021 (Inception) through December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022

Total revenues	$—	$—	$—	$—
Total operating expenses	$1,132,115	$67,061	$2,038,999	$786,159
Net loss before federal income tax	$(1,132,115)	$(67,061)	$(2,038,999)	$(786,159)
Net loss	$(1,132,115)	$(67,061)	$(2,038,999)	$(786,159)

Balance Sheets Data

	As of September 30, 2023
	Actual	As Adjusted(1)
Total current assets	$1,231,475	$8,334,776
Net property and equipment	$2,596,221	$2,596,221
Total other assets	$2,265,492	$15,939
Total assets	$6,093,188	$10,946,936

Total current liabilities	$2,465,537	$524,285
Total liabilities	$2,465,537	$524,285
Total stockholders’ equity	$3,627,651	$10,422,651
Total liabilities and stockholders’ equity	$6,093,188	$10,946,936

(1) On an as adjusted basis to give effect to (a) the anticipated 1-for-5 Reverse Stock Split to be effected after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering, and (b) our issuance and sale of 2,000,000 shares of our common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Refer to the information contained in the section entitled “Capitalization” on page 37 of this prospectus for additional information.

The table above excludes 100,000 shares of our common stock underlying the Underwriter Warrants to be issued in connection with this offering.

Statements of Cash Flows Data

	Year Ended December 31, 2022	For the Period from June 21, 2021 (Inception) through December 31, 2021	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022

Net cash used in operating activities	$(1,164,839)	$(49,856)	$(1,941,762)	$(857,666)
Net cash used in investing activities	$(1,626,189)	$(11,517)	$(609,196)	$(1,415,768)
Net cash provided by financing activities	$5,427,936	$61,373	$1,065,000	$5,253,754

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider and read all of the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below. For a summary of these risk factors, see “Prospectus Summary — Summary of Risk Factors” beginning on page 5 of this prospectus.

Risks Relating to Our Business

We have no proved reserves and areas that we decide to drill may not yield oil in commercial quantities or quality, or at all.

We have no proved reserves. We have identified prospects based on publicly available geological information that indicates the potential presence of oil. However, the areas we decide to drill may not yield oil in commercial quantities or quality, or at all. Even when properly used and interpreted, publicly available geological information is only a tool used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and does not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. We do not know if any of our prospects will contain oil in sufficient quantities or quality to recover drilling and completion costs or to be economically viable. Even if oil is found on our prospects in commercial quantities, construction costs of oil pipelines or floating production systems, as applicable, and transportation costs may prevent such prospects from being economically viable.

Additionally, the analogies drawn by us from available data from other wells, more fully explored prospects or producing fields may not prove valid in respect of our drilling prospects. We may terminate our drilling program for a prospect if data, information, studies and previous reports indicate that the possible development of our prospect is not commercially viable and, therefore, does not merit further investment. If a significant number of our prospects do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

We were recently formed, and while our management team has a demonstrated track record of success in the industry, the Company, itself, has no operating history to date and currently has no revenues; accordingly, you have no basis on which to evaluate our ability to achieve our business objective.

Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation. We have no revenue generating operations as of the date of this prospectus. Because we lack a history as an operating company, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include:

●	unanticipated problems relating to exploration or other unsuccessful exploration efforts;

●	that we may not be able to complete acquisitions of oil and natural gas properties on terms favorable to us;

●	past performance by our management team or their respective affiliates may not be indicative of future performance of an investment in us;

●	the level of global exploration and production;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	that we may not have sufficient capital to fund our drilling and acquisition strategy or achieve our business development and growth;

●	that we may not commence drilling operations in a manner that enables us to be profitable or to fund profitable drilling operations;

●	technological advances, conservation efforts and availability of alternative fuels;

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●	weather conditions and natural disasters;

●	additional costs and expenses that may exceed current estimates;

●	that our business plan and growth strategy may not be successful; and

●	that fluctuations in any future operating results will be significant relative to our revenue and may undermine our ability to sustain any revenue generating operations and obtain funding for continuation of such operations.

Our ability to commence operations depends substantially on our ability to address these and the other risks described in this “Risk Factors” section, especially raising working capital by this offering. If we do not successfully address these risks, our business could fail.

Currently, there is substantial doubt about our ability to continue as a going concern.

We have incurred net operating losses and operating cash flow deficits from inception through the nine months ended September 30, 2023. Our expenditures have been funded to date solely by capital contributions and stock issuances. To date, our previous financings have only covered our general administrative and other costs, as well as certain accounting and legal fees incurred in connection with this offering. Although a successful offering may provide liquidity to grow our business and begin generating income, no assurances can be provided in this regard.

As of September 30, 2023, we had current assets of $1,231,475 and liabilities in the amount of $2,465,537, for a working capital deficit of $(1,234,062). We expect that our approximately $1.15 million in cash and cash equivalents as of September 30, 2023 will not be sufficient to satisfy our obligations and fund our working capital needs for the next twelve months. Currently, there is a substantial doubt about our ability to continue as a going concern.

Our ability to finance our operations, including funding capital expenditures and acquisitions, will depend on our ability to generate cash in the future, including the net proceeds from this offering and cash from operations once operations commence. Our ability to generate cash is subject to a number of factors, some of which are beyond our control, including commodity prices, particularly for oil and natural gas, and our ongoing efforts to conservatively manage operating costs and our liquidity position. Such efforts include, among other things, limiting our financial commitments to essential operating expenses, such as rent, legal fees, payroll and other general and administrative costs. In addition, we have an arrangement with outside legal counsel limiting legal fees in the event that this offering is not consummated, and current liabilities on our balance sheet as of September 30, 2023 include $1,529,000 of offering costs that we will not be required to pay in the event our initial public offering is not consummated.

Our ability to implement these plans, if we elect to do so, is subject to numerous risks and uncertainties, including risks associated with market demand for our securities, commodity prices and other factors affecting oil and natural gas markets. As such, there can be no assurance that we will be able to implement these plans or otherwise obtain additional liquidity in order to continue as a going concern.

If we do not obtain additional financing, our business could fail and our investors could lose their investment.

We had current assets of $1,231,475 and liabilities in the amount of $2,465,537, for a working capital deficit of $(1,234,062) as of September 30, 2023. We currently do not generate any revenues from our operations. We believe that the net proceeds from this offering together with cash on hand and operating income (once operations commence) may enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months, although if necessary, we may pursue additional securities offerings and/or bank financings. However, even if we are able to sell all of the securities offered by this prospectus and generate cash flow from our operations, we may still need to obtain additional financing to undertake revenue-generating activities, including from possible additional securities offerings and/or bank financings. Any sale of equity capital will result in dilution to existing stockholders. Obtaining additional financing would be subject to a number of factors, including market prices for resources, investor acceptance of our prospects and properties and investor sentiment. These factors may negatively affect the timing, amount, terms or conditions of any additional financing available to us.

Decreases in future oil and natural gas prices are difficult to project and may result in the impairment of our assets.

We will periodically review our oil and natural gas assets for possible impairment under the full-cost accounting rules. Generally under these rules, if the net capitalized costs of our oil and natural gas properties exceed the estimated future net revenues from proved reserves discounted at 10% per annum, then we must record an expense impairment and charge the amount of this excess to operations during the period in which the excess occurs. Because the estimated future net revenues is determined based on the current commodity price environment, the risk that we will be required to recognize impairments of our oil, natural gas and natural gas liquid (“NGL”) properties increases during periods of relatively low commodity prices. Any such future impairment expense may have a material adverse effect on our earnings.

We are a development stage entity and our future performance is uncertain.

We are a development stage entity and will continue to be so until we generate revenue. Development stage entities face substantial business risks and may suffer significant losses. Once operating activities commence, our exploration and appraisal activities may result in substantial net losses and negative cash flows before we generate revenue. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. As a new public company, we will need to develop additional business relationships, establish additional operating procedures, hire additional staff and take other measures necessary to conduct our intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed, is delayed or is terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. There are uncertainties surrounding our future business operations that must be navigated if we transition from a development stage entity and commence generating revenues, some of which may cause a material adverse effect on our results of operations and financial condition.

Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage or retain qualified operational personnel for future drilling operations.

Our operation plan will depend on using the services of drilling contractors that operate their own drilling rigs using their own personnel. Lack of rig availability would hinder our operations, for example, if there is a drilling boom and rigs are reserved by other operators into the foreseeable future, or contrarily a general lack of rigs as may occur if the oil industry is in a slump and rigs are taken out of service.

We are entering a highly capital-intensive industry, and any sales of produced oil and natural gas may be insufficient to fund, sustain or expand revenue-generating operations.

The oil and natural gas drilling, exploration and production business is capital-intensive due to regulatory compliance costs, potential liability exposures, unpredictable volatility in market prices, predatory pricing by competitors and the cost of experienced personnel, equipment and other assets required to drill, produce, transport and store oil and natural gas. Drilling requires an upfront payment of operational costs with no guarantee that actual production will cover such expenses. “Dry” holes and/or non-economic results at planned oil and natural gas wells could deplete available funding raised by the Company and render the Company insolvent. Even if oil and natural gas are found in commercial quality and quantity on a particular prospect, production and transportation costs, as well as other financial costs, may prevent such prospects from being economically viable. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil and natural gas prices, actual drilling results, the availability of drilling rigs and other services and equipment and regulatory, technological and competitive developments.

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Future cash flows from our prospective operations and access to capital are subject to a number of variables, including:

●	the market prices at which our produced oil and natural gas are sold;

●	our future oil and natural gas reserves;

●	our ability to acquire, locate and produce new oil and natural gas reserves;

●	the levels of our operating expenses;

●	the ongoing conflicts in Ukraine and Israel; and

●	reduction and stabilization of the impact of the COVID-19 pandemic’s ongoing disruption of and reduction in the U.S. and global demand for oil and natural gas.

We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

In this prospectus, we may provide numerical and other measures of the characteristics, including with regard to size and quality, of our prospects. These measures may be incorrect, as their accuracy is a function of available data, geological and engineering interpretation and judgment. Any analogies drawn by us from other wells, discoveries or producing fields may not prove to be accurate indicators of the success of developing reserves from our future discoveries and prospects. Furthermore, we may have inaccurately evaluated the accuracy of the data from analog wells or prospects produced by other parties, which we may have used.

It is possible that few or none of our future wells will find accumulations of oil or natural gas in commercial quality or quantity. Any significant variance between actual results and our assumptions could materially affect the quantities of oil and natural gas attributable to any particular prospect.

Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Drilling wells is speculative, often involving significant costs that may exceed our estimates, and may not result in any discoveries or additions to our future production or reserves. Exploring for and developing oil and natural gas reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time and costs required to reach certain objectives. The budgeted costs of planning, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services or unanticipated geologic and/or mechanical conditions. Before a well is spud, we may incur significant geological and geophysical (seismic) costs whether a well eventually produces commercial quantities of oil and natural gas, or is drilled at all. We currently outsource our geological and geophysical reviews to a third-party consulting firm. Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Moreover, the successful drilling of an oil well does not necessarily result in the commercially viable development of a field. A variety of factors, including regulatory, geological and market-related factors, can cause a field to become uneconomic or only marginally economic. All of our prospects will require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. The successful drilling of a single well may not be indicative of the potential for the development of a commercially viable field. Furthermore, if our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and may be forced to modify our development plans.

We anticipate that our estimated future reserves will be based on many assumptions that may prove inaccurate, which could materially affect the quantities and value of our future reserves.

Oil and natural gas reserve estimates are necessarily inexact, particularly for new reservoirs, and require subjective estimates of underground accumulations and assumptions concerning future production rates and prices. We anticipate that the accuracy of our future reserve estimates will be a function of (i) the quality and quantity of available data and the engineering and geological interpretation of that data; (ii) estimates regarding the amount and timing of future operating cost, severance taxes, development cost and workover cost, all of which may in fact vary considerably from actual results; (iii) the accuracy of various mandated economic assumptions (such as the future prices of oil and natural gas); and (iv) the judgments of the persons preparing the estimates. As a result of these factors, our future reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered from our future properties. Any significant inaccuracies in our future reserves estimates or underlying assumptions will materially affect the quantities and value of our future reserves.

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Our ability to drill and develop the potential drilling locations that our management team has identified on our acreage depends on a number of factors, including the availability of equipment and capital, seasonal conditions, regulatory approvals, oil prices, costs and drilling results.

Our management team has identified a number of potential drilling locations on our acreage. Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, seasonal conditions, regulatory approvals, oil and natural gas prices, costs and drilling results. The final determination on whether to drill any of these drilling locations will be dependent upon the factors described elsewhere in this prospectus as well as, to some degree, the results of our drilling activities with respect to our established drilling locations. Because of these uncertainties, we do not know if the drilling locations we have identified will be drilled at all or if we will be able to economically produce oil and natural gas from these or any other potential drilling locations.

We are dependent on certain members of our management team and third-party technical advisors, and our business may suffer with the loss of key personnel.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management team and its decision to utilize the services of third-party technical advisors in identifying, discovering, evaluating and developing future reserves. A large amount of our performance and success depends, in part, upon key members of our management team and our relationships with our third-party technical advisors. Our management team has an average of 33 years of experience in the oil and gas industry. Given the extensive expertise of these individuals in evaluating and analyzing oil and natural gas opportunities, their loss or departure could be detrimental to our future success. Furthermore, there can be no assurance that we would be able to replace key management personnel with comparable replacements, or that such replacements would integrate well with our existing team. In making a decision to invest in our common stock, you must be willing to rely to a significant extent on our management’s discretion and judgment, and on the geological and technical advice of our third-party technical advisors. The loss of any of our management or technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock. See “Management.”

Seismic studies do not guarantee that oil or natural gas is present or, if present, will produce in economic quantities.

Oil and natural gas exploration and production companies, like us, may utilize seismic studies to assist in assessing prospective drilling opportunities on oil and natural gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that oil or natural gas is present or, if present, will produce in economic or profitable quantities. Our third-party technical advisors may provide us with seismic studies in order for us to evaluate new acquisition opportunities and to make decisions on drilling and other operational matters. To the extent any seismic studies utilized in making strategic and operational decisions are inaccurate, our drilling efforts may prove unsuccessful, which could have a material adverse effect on our results of operations and financial condition.

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

We expect our capital outlays and operating expenditures to be substantial over the next several years as we commence and expand our operations. Obtaining, reprocessing and/or reinterpreting seismic data from third parties, as well as exploration, appraisal, development and production activities will entail considerable costs, and we may need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financings.

Our future capital requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

●	oil and natural gas prices;

●	our ability to locate and acquire hydrocarbon reserves;

●	our ability to produce oil and natural gas;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental approvals of permits;

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●	the effects of competition from other companies and third parties operating in the oil and natural gas industry;

●	the prices at which our production is sold and our operating expenses; and

●	our ability to access capital markets.

While we believe our operations, upon the consummation of this offering, will be adequately funded through a significant initial phase of exploration, development and production, additional financing may not be available on favorable terms, or at all. Even if we succeed in selling additional securities to raise funds, at such time the ownership percentage of our existing stockholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to farm-out our interests, we may lose operating control or influence over our assets.

Assuming we are able to commence exploration, appraisal, development and production activities and maintain future oil and natural gas production, our mineral leasehold rights should extend for certain periods of time and/or the life of future production. If we are unable to meet our commitments, we may be subject to significant non-operating penalties and potential forfeiture of all or part of the mineral leasehold. If we are not successful in raising additional capital, we may be unable to continue our future exploration and production activities or successfully exploit our assets, and we may lose the rights to develop these properties upon the expiration of such assets.

Oil and natural gas prices are highly volatile, and a substantial or extended decline in domestic or global oil and natural gas prices may materially and adversely affect our business, financial condition and results of operations.

The prices we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future growth rate. Oil and natural gas markets have historically been volatile and will likely continue to be in the future. Prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. For example, according to the EIA, during the period from January 1, 2021 through the date of this prospectus, daily spot prices for WTI oil ranged from a high of $123.64 per barrel to a low of a $47.47 per barrel, and Henry Hub natural gas prices ranged from a high of $23.86 per MMBTU to a low of $1.85 per MMBTU. The prices we will receive for our future production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

●	changes in supply and demand for oil and natural gas;

●	the actions of the Organization of the Petroleum Exporting Countries (“OPEC”);

●	the price and quantity of imports of foreign oil and natural gas;

●	speculation as to the future prices of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

●	global political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

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●	the continued threat of terrorism and the impact of military and other action, including the ongoing conflicts in Ukraine and Israel;

●	the level of global oil and natural gas exploration and production activity;

●	the level of global oil inventories and oil refining capacities;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	domestic and foreign governmental regulations and taxation policies;

●	proximity and capacity of oil pipelines and other transportation facilities;

●	the price and availability of competitors’ supplies of oil and natural gas; and

●	the price and availability of alternative fuels.

These factors, as well as the volatility of the energy markets generally, make it extremely difficult to predict future oil and natural gas price movements with any certainty. Oil and natural gas prices have fluctuated dramatically in recent times and will likely continue to be volatile in the future. Lower oil prices may not only decrease our revenues on a per share basis but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Our business will depend on our initial and continued success identifying productive fields and prospects to replace any future produced reserves, and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from future oil and natural gas properties may decline as reserves are depleted, with the rate of decline depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flows and income, are highly dependent on our continuous, efficient exploration, acquisition and development of reserves. There is no guarantee we will have success in identifying, developing and producing commercially viable quantities of oil and natural gas. If we are unable to replace our future production, the value of our reserves will decrease and our business, financial condition and results of operations will be materially adversely affected.

Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

Our ability to market our future oil and natural gas production will depend substantially on the availability and capacity of gathering systems, pipelines, processing facilities, tanker trucks and other infrastructures. Our failure to obtain such facilities on acceptable terms could materially harm our business. We will rely on access to drilling rigs suitable for our projects. The availability of drilling rigs may be problematic or delayed, and we may not be able to gain continued access to suitable rigs in the future. We may be required to shut in oil and natural gas wells because of the absence of markets or because facilities are inadequate or non-existent. If this occurs, then we will be unable to realize revenue from those wells until arrangements are made to deliver the production to market, which could cause a material adverse effect on our results of operations and financial condition.

Additionally, the exploitation and sale of associated and non-associated natural gas and NGLs will be subject to timely commercial processing and marketing of these products, which may depend on the contracting, financing, building and operating of infrastructure of third parties.

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The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

Historically, some oil and natural gas projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oilfield services. To the extent we locate commercially viable reserves through our exploration and development activities, the cost to develop our projects will not have been fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the projects, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

Oil and natural gas exploration and future production activities involve many risks that a combination of experience, knowledge and careful evaluation may not be able to overcome. Our future will depend on the success of our exploration and future production activities and on the development of infrastructure that will allow us to take advantage of our discoveries. As a result, our oil and natural gas exploration and future production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties may depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies from our third-party technical advisors, the results of which are often inconclusive or subject to varying interpretations.

Furthermore, the marketability of expected oil and natural gas production from any future discoveries and prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of pipelines, processing facilities, equipment and transportation vehicles as well as government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, domestic supply requirements, importing and exporting of oil and natural gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our discoveries and prospects are developed and become operational, they may not produce oil and natural gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Discoveries may become uneconomic as a result of an increase in operating costs to produce oil and natural gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, climate change, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete the development of our discoveries or the abandonment of such discoveries, which could cause a material adverse effect on our results of operations and financial condition.

We are subject to drilling and other operational hazards.

Oil and natural gas exploration and production activities are subject to a variety of operating risks, including, but not limited to:

●	fires, blowouts, spills, cratering and explosions;

●	mechanical and equipment problems;

●	uncontrolled flows of oil, well fluids, natural gas, brine, toxic gas or other pollution;

●	gas flaring operations;

●	formations with abnormal pressures;

●	pollution and other environmental risks; and

●	weather conditions and natural disasters.

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Any of these events could result in loss of human life, significant damage to property, environmental damage, impairment of our ability to conduct future operations and substantial losses. In accordance with customary industry practice, we expect to maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events, whether or not covered by insurance, could have a material adverse effect on our financial position and results of future operations.

The geographical concentration of our properties may subject us to an increased risk of loss of revenue or curtailment of production from factors specifically affecting these geographical areas.

Operating in a concentrated geographical area increases the potential impact that many of the risks stated herein may have upon our ability to perform. For example, some or all of our properties could be affected, and we will experience greater exposure, should such geographical areas experience regulatory changes, natural disasters or competition for equipment, services, materials or access to infrastructure and markets. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographical oil and natural gas producing areas, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Delays or interruptions could have a material adverse effect on our future financial condition and results of operations. Additionally, although our business strategy to date has involved acquiring leasehold interests in the Permian Basin, there can be no assurance that we will be able to acquire properties in that area on economically advantageous terms, in which case we may have to alter our business strategy and expand our preferred areas of focus.

Limitations or restrictions on our ability to obtain water may have an adverse effect on our future financial condition, results of operations and cash flows.

Water is an essential component of oil and natural gas production during both the drilling and hydraulic fracturing processes. Texas has endured severe drought conditions over the past several years. These drought conditions have led governmental authorities to restrict the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supplies. If we are unable to obtain water from local sources to use in our future operations, we may be unable to produce oil and natural gas economically, which could have an adverse effect on our future financial condition, results of operations and cash flows.

Government regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Several states, including Texas, and local jurisdictions, have adopted, or are considering adopting, regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids. The Texas Legislature adopted legislation, effective September 1, 2011, requiring oil and natural gas operators to publicly disclose the chemicals used in the hydraulic fracturing process. The RRC adopted rules and regulations implementing this legislation that apply to all wells for which the RRC issues an initial drilling permit after February 1, 2012. The law requires that the well operator disclose the list of chemical ingredients subject to the requirements of Occupational Safety and Health Administration for disclosure on an internet website and also file the list of chemicals with the RRC with the well completion report. The total volume of water used to hydraulically fracture a well must also be disclosed to the public and filed with the RRC. Also, in May 2013, the RRC adopted rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. The rules took effect in January 2014. Additionally, on October 28, 2014, the RRC adopted disposal well rule amendments designed, among other things, to require applicants for new disposal wells that will receive non-hazardous produced water and hydraulic fracturing flowback fluid to conduct seismic activity searches utilizing the U.S. Geological Survey. The searches are intended to determine the potential for earthquakes within a circular area of 100 square miles around a proposed new disposal well. The disposal well rule amendments, which became effective on November 17, 2014, also clarify the RRC’s authority to modify, suspend or terminate a disposal well permit if scientific data indicates a disposal well is likely to contribute to seismic activity. The RRC has used this authority to deny permits and temporarily suspend operations for waste disposal wells. In September 2021, the RRC curtailed the amount of water permitted to be injected into some wells in the Permian Basin, indefinitely suspended some Permian Basin permits and expanded the restrictions to other areas outside the Permian Basin. These restrictions on the use of produced water and a moratorium on new produced water disposal wells could result in increased operating costs in the future, requiring us or our service providers to truck, recycle or pump produced water through the pipeline network or other means, all of which could be costly. We or our service providers may also need to limit disposal well volumes, disposal rates and pressures or locations, or require us or our future service providers to shut down or curtail the injection of produced water into disposal wells. These factors may make drilling and completion activity in the affected parts of the Permian Basin less economical and adversely impact our future business, results of operations and financial condition.

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The United States Environmental Protection Agency (“EPA”), under the federal Safe Drinking Water Act (the “SDWA”), has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel fuel. In addition, a number of federal agencies are analyzing, or have been requested to review, environmental issues associated with hydraulic fracturing. These types of studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

In our drilling operations, we expect to utilize some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations will involve utilizing some of the latest drilling and completion techniques as developed by our service providers. Risks that we will face while drilling horizontal wells include, but are not limited to, the following:

●	landing our wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running our casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

Risks that we face while completing our wells include, but are not limited to, the following:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

In addition, certain of the new techniques being adopted in the industry may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results from applying current drilling and completion technologies in formations where such technologies have either no or only limited previous utilization are more uncertain initially than applying the same technologies in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we are more limited in assessing future drilling results in these areas. If our drilling results are less than anticipated, the return on our investment for a particular project may not be as attractive as we anticipated, and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

The oil and natural gas industry is intensely competitive.

The oil and natural gas industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply. We will operate in a highly competitive environment for acquiring exploratory acreage and hiring and retaining trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than us, which can be particularly important in the areas in which we will operate. These companies may be able to pay more for productive oil properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources will permit. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful drill attempts, sustained periods of volatility in financial markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our competitive position. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and natural gas industry. As a result of these and other factors, we may not be able to compete successfully in an intensely competitive industry, which could cause a material adverse effect on our results of operations and financial condition.

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Participants in the oil and natural gas industry are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Domestic, on-shore exploration and production activities in the oil and natural gas industry are subject to extensive local, state, and federal regulations. We may be required to make large expenditures to comply with governmental regulations, particularly in respect of the following matters:

●	permits for drilling operations, long-term production, water disposal, and other matters;

●	licenses for drilling operations;

●	royalty increases, including retroactive claims;

●	drilling and development bonds;

●	local content requirements;

●	reports concerning operations;

●	the spacing of wells;

●	unitization of oil accumulations;

●	remediation or investigation activities for environmental purposes; and

●	taxation.

Under these and other laws and regulations, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations.

We are, and our future operations will be, subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

We are, and our future operations will be, subject to various federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials (if any), into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We could incur significant costs as a result of any violations or liabilities under environmental or other laws, including cleanup costs resulting from the release of hazardous materials, third-party claims for property damage and personal injuries, fines and sanctions. Changes in, or more stringent enforcement of, environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance. We may be required to obtain environmental and other types of permits from governmental authorities for certain of our future operations, including drilling permits for our future wells. There is a risk that we may not be at all times in complete compliance with these permits and the environmental laws and regulations to which we are subject, and there is a risk that these laws and regulations could change in the future or become more stringent. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays or any other reason), or if we face additional requirements imposed as a result of changes in or enactment of laws or regulations, such failure to obtain permits or such changes in or enactment of laws could impede our operations, which could have a material adverse effect on our results of operations and our financial condition.

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We, as the named lessee or as the designated operator under our current and future oil leases, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our third-party contractors or other operators, including the removal or remediation of previously disposed waste (including waste disposed of or released by prior owners or operators), property contamination (including groundwater contamination) and remedial plugging operations to prevent future contamination. To the extent we do not address these costs and liabilities or if we are otherwise in breach of our lease requirements, our leases or operations thereunder could be suspended or terminated. We will contract with third parties to perform the majority of the drilling and other services related to our future operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety performance or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

As the named lessee or as the designated operator of our future leases, we will be required to maintain bonding or insurance coverage for certain risks relating to our operations, including environmental risks. We will maintain insurance at levels that we believe are consistent with industry practices, but we will not be fully insured against all risks. Our insurance may not cover any or all environmental claims that might arise from our operations or those of our third-party contractors. If a significant accident or other event occurs and is not fully covered by our insurance, or our third-party contractors have not agreed to bear responsibility, such accident or event could have a material adverse effect on our results of operations and our financial condition. In addition, we may not be able to obtain required bonding or insurance coverage at all or in time to meet our anticipated startup schedule for each well, and if we fail to obtain this bonding or coverage, such failure could have a material adverse effect on our results of operations and financial condition.

Climate change laws and regulations restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas that we produce.

The EPA has adopted various rules to address GHG emissions under existing provisions of the Clean Air Act (“CAA”). For example, the EPA has adopted rules requiring the reporting of GHG emissions from various oil and natural gas operations on an annual basis, which may include certain of our operations in the future. In addition, in June 2016, the EPA finalized rules to reduce methane emissions from new, modified or reconstructed sources in the oil and natural gas sector, including implementation of a leak detection and repair program to minimize methane emissions, under the CAA’s New Source Performance Standards Subpart OOOOa (“Quad Oa”). However, the EPA has taken several steps to delay implementation of the Quad Oa standards. The agency proposed a rulemaking in June 2017 to stay the requirements for a period of two years and, in October 2018, the EPA proposed revisions to Quad Oa, such as changes to the frequency for monitoring fugitive emissions at well sites and changes to requirements that a professional engineer certify when meeting certain Quad Oa requirements is technically infeasible. In September 2020, the EPA finalized amendments to Quad Oa that rescind requirements for the transmission and storage segment of the oil and natural gas industry and rescind methane-specific limits that apply to the industry’s production and processing segments, among other things. On June 30, 2021, Congress issued a joint resolution pursuant to the Congressional Review Act disapproving the September 2020 rule, and on November 15, 2021, the EPA issued a proposed rule to revise the Quad Oa regulations that, if finalized, would require methane emissions reductions and implementation of a fugitive emissions monitoring and repair program. On November 11, 2022, the EPA issued a supplemental proposal that may expand on or modify the 2021 proposal in response to public input. The EPA has stated that it expects to issue a final rule in 2023. It is possible that these rules will continue to require oil and natural gas operators to expend material sums.

The Inflation Reduction Act of 2022 (“IRA”) established the Methane Emissions Reduction Program, which imposes a charge on methane emissions from certain petroleum and natural gas facilities, which may apply to our operations in the future and may require us to expend material sums.

We may incur increasing attention to ESG matters that may impact our business.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures, and consumer demand for alternative forms of energy may result in increased costs, reduced demand for our hydrocarbon products, reduced profits, increased investigations and litigation, and negative impacts on our stock price and access to capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations and private litigation against us. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to our causation of or contribution to the asserted damage, or to other mitigating factors.

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Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures could be based on hypothetical expectations and assumptions that may or may not be representative of any actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions will be necessarily uncertain and may be prone to error or subject to misinterpretation.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with energy-related assets could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change related concerns, which could affect our or our operators’ access to capital for potential growth projects.

We may incur physical and operational risks relating to weather.

The southwestern United States is particularly susceptible to risks posed by climate change, which, over time, is projected to exacerbate high temperature extremes and prolonged periods of drought in the area. Texas has recently experienced extended droughts. Prolonged and extreme drought conditions may affect our long-term ability to access water resources. Reductions in the availability of water for injections could negatively impact our financial condition, results of operations or cash flows.

Any future exploration and development activities and equipment could also be adversely affected by extreme weather conditions, such as hurricanes or freezing temperatures, which may cause a loss of production from temporary cessation of activity from regional power outages or lost or damaged facilities and equipment. Such extreme weather conditions could also impact access to our drilling and production facilities for routine operations, maintenance and repairs and the availability of, and our access to, necessary third-party services, such as gathering, processing, compression and transportation services. These constraints and the resulting shortages or high costs could delay or temporarily halt our operations and materially increase our operational and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

We intend to maintain insurance against risks in the future operation of the business and in amounts in which we believe to be reasonable. Such insurance, however, may contain exclusions and limitations on coverage. For example, we are not insured against political or terrorism risks. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil and natural gas industry.

We expect continued and increasing attention to climate change issues. Various countries and regions have agreed to regulate emissions of GHGs, including methane (a primary component of natural gas) and carbon dioxide (a byproduct of oil and natural gas combustion). The regulation of GHGs and the physical impacts of climate change in the areas in which we, our customers and the end-users of our future products operate could adversely impact our operations and the demand for our future products.

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Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. On March 21, 2022, the SEC proposed new rules relating to the disclosure of a range of climate-related risks. Public comments were due by November 1, 2022 and the SEC is currently finalizing the new rules. The proposed rule contains several new disclosure obligations, including (i) disclosure on an annual basis of a registrant’s scope 1 and scope 2 greenhouse gas emissions, (ii) third-party independent attestation of the same for accelerated and large accelerated filers, (iii) disclosure on an annual basis of a registrant’s scope 3 greenhouse gas emissions for accelerated and large accelerated filers, (iv) disclosure on how the board of directors and management oversee climate-related risks and certain climate-related governance items, (v) disclosure of information related to a registrant’s climate-related targets, goals and/or transitions plans and (vi) disclosure on whether and how climate-related events and transition activities impact line items above a threshold amount on a registrant’s consolidated financial statements, including the impact of the financial estimates and the assumptions used. Our management is currently assessing the rule, but at this time we cannot predict the costs of implementation or any potential adverse impacts resulting from the rule. To the extent this rule is finalized in its current or similar form, we could incur increased costs relating to the assessment and disclosure of climate-related risks and costs related to GHG emissions, accounting and disclosures regarding tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities. We may also face increased litigation risks related to disclosures made pursuant to the rule if finalized substantially as proposed. Our costs of complying with current and future climate change, environmental, health and safety laws, the actions or omissions of our block partners and third-party contractors and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and financial condition. See “Business — Government Regulation — Environmental and Safety Regulations.”

Adverse U.S. or international economic conditions, including periods of inflation, could negatively affect our business, financial condition and results of operations.

Inflation may adversely affect us by increasing costs beyond what we can recover through price increases. In addition, inflation can adversely affect us by increasing costs of critical materials, equipment, labor, and other services while reducing spending and demand for our products. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost.

The ongoing conflicts in Ukraine and Israel could continue to negatively affect the prices of oil and natural gas.

On February 24, 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries could result in more widespread conflict and could continue to have a severe adverse effect on the region and the markets for securities and commodities, including oil and natural gas. In addition, current sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future could have a significant adverse impact on the Russian economy and related markets. Separately, a terrorist attack in Israel on October 7, 2023 has led to a wider-scale armed conflict in the Gaza Strip and surrounding areas, with the potential to escalate into a regional conflict involving several Middle Eastern countries. The price and liquidity of oil and natural gas may fluctuate widely as a result of these conflicts and related events. How long such conflicts and related events will last and whether they will escalate further cannot be predicted. Impacts from these conflicts and related events could have significant impact on our performance, and the value of an investment in our common stock may decline significantly.

We may not be able to keep pace with technological developments in our industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete, our business, financial condition or results of operations could be materially and adversely affected.

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Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data and to communicate with our business partners, as well as for other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. We plan to adopt plans and policies to address precautions with respect to data security and appropriate responses in case of a reported breach.

Our amended and restated articles of incorporation will provide that state or federal courts located within the State of Nevada will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our amended and restated articles of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company in such capacity to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes (“NRS”) Chapters 78 or 92A or any provision of our amended and restated articles of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our organizational documents, shall be the Eighth Judicial District Court of Clark County, Nevada (or, if the state court does not have jurisdiction, the federal district court for the District of Nevada). This exclusive forum provision is intended to apply to claims arising under Nevada state law and would not apply to claims brought pursuant to the Exchange Act or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. Our choice-of-forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, stockholders who do bring a claim in the state or federal court in the State of Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Nevada. The state or federal court of the State of Nevada may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. The enforceability of similar exclusive forum provisions in other companies’ articles of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

We may currently be, and in any event we expect to become, a United States real property holding corporation.

A U.S. corporation generally is a “United States real property holding corporation” (a “USRPHC”) if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are a USRPHC at any relevant time, then a Non-U.S. Holder (as defined herein) generally will be subject to U.S. federal income tax (at the rates applicable to a U.S. person) in respect of any gain on its sale or disposition of our common stock and generally will be required to file a U.S. federal income tax return to report such gain and pay any U.S. federal income tax liability that is not satisfied by withholding (which generally will apply at a rate of 15% on the amount realized by a Non-U.S. Holder from a sale or other taxable disposition of our common stock). However, if our common stock were “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, then a Non-U.S. Holder would not be subject to the 15% withholding tax on the sale or disposition of common stock, even if we are a USRPHC. Moreover, if our common stock were regularly traded and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period, then such Non-U.S. Holder will not be subject to the U.S. federal income tax described above on any gain realized upon the sale or disposition of common stock. We may currently be, and in any event we expect to become, a USRPHC. For more information, please see the discussion under “Material U.S. Federal Income Tax Consequences” below.

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Deficiencies of title to our leased interests could significantly affect our financial condition.

It is customary in the industry when acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights, not to incur the expense of retaining lawyers to examine the title to the mineral interest to be acquired. Rather, exploration and production companies typically rely upon the judgment of oil and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental or county clerk’s office to determine mineral ownership before we acquire an oil and natural gas lease or other developed rights in a specific mineral interest. We follow these same practices.

Prior to the drilling of an oil or natural gas well, it is the normal practice in our industry for the operator of the well to obtain a drilling title opinion from a qualified title attorney to advise the operator of any title defects on the property on which the well is to be located. The title attorney would typically research documents that are of record, including conveyances, probates, liens, taxes, lawsuits and all applicable contracts that burden the property. Frequently, as a result of such examinations, certain curative work must be undertaken to correct defects in the chain of the title, and such curative work entails expense. Our failure to cure certain title defects may invalidate our title to the subject property and adversely impact our ability in the future to increase production and reserves. Title defects or defects in assignment of leasehold rights in properties in which we hold an interest may adversely impact our ability in the future to increase production and reserves, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to This Offering

There can be no assurance that an active and liquid trading market for our common stock will develop.

Prior to this offering, there has been no public market for shares of our common stock. Although our common stock has been approved for listing on the NYSE American under the symbol “RISE,” there can be no assurance that an active and liquid trading market for our common stock will develop or be maintained after this offering. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriter is not obligated to make a market in our common stock, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that such market will continue.

Additionally, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the NYSE American continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from the NYSE American.

The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price will be negotiated between us and representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

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Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock will not be considered “penny stock” following this offering because they will be listed on the NYSE American, if we are unable to maintain that listing and our common stock is no longer listed on the NYSE American, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate our material weaknesses or otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with audited consolidated financial statements for the years ended December 31, 2021 and December 31, 2022, we identified a material weakness in our internal control over financial reporting related to certain expenditures that were not recorded in the correct period and other expenditures that were not classified correctly as either a prepaid expense or a capitalized asset. Similarly, and in connection with the preparation of our interim financial information as of and for the six-month period ending June 30, 2023, we identified a material weakness related to the recording of contracts with stock-based payments. As part of our procedures to remediate our material weaknesses, we continue to evaluate these items and have hired a Chief Financial Officer and Treasurer, hired a third-party accounting service and begun implementation of a more robust accounting system and procedures.

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Although we continue efforts to remediate our material weaknesses, we may be unable to remediate them in a timely manner or at all, and additional deficiencies in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to remediate the material weaknesses or otherwise develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the NYSE American, investors may lose confidence in our financial reporting and our stock price may decline as a result.

Additionally, when we cease to be an “emerging growth company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act). We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of greater than $700.0 million as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our common stock price may be volatile. In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies, particularly following an initial public offering of a company with a small public float. There is the potential for rapid and substantial price volatility of our common stock following this offering. These broad market factors may seriously harm the market price of our common stock, regardless of our actual or expected operating performance and financial condition or prospects, which may make it difficult for investors to assess the rapidly changing value of our common stock.

As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many other factors, including, but not limited to:

●	the price of oil and natural gas;

●	the success of our future exploration and development operations, and the marketing of any oil and natural gas we may produce;

●	regulatory developments in the United States;

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●	the recruitment or departure of key personnel;

●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the industries in which we compete and issuance of new or changed securities;

●	analysts’ reports or recommendations;

●	the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

●	the inability to meet the financial estimates of analysts who follow our common stock;

●	the issuance of any additional securities of ours;

●	investor perception of our company and of the industry in which we compete; and

●	general economic, political and market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s resources and attention.

A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

All of the shares being sold in this offering will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining common stock issued and outstanding upon the closing of this offering are restricted securities as defined under Rule 144 under the Securities Act. Restricted securities may be sold in the United States public market only if registered or if they qualify for an exemption from registration, including by way of Rules 144 or 701 under the Securities Act. In connection with this offering, we and each of our directors and officers named in the section “Management” have agreed not to sell, transfer or dispose of any shares of common stock held prior to this offering for a period of twelve (12) months from the date of this prospectus, and we and our other stockholders have agreed not to sell, transfer or dispose of any shares of common stock held prior to this offering for a period of six (6) months after the date of this prospectus, in each case, pursuant to lock-up agreements executed in connection with this offering described in “Underwriting — Lock-Up Agreements” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale — Lock-Up Agreements.” All of these shares will, however, be able to be resold after the expiration of the applicable lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the underwriters, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144.

The investors from our 2022 Private Placement have contractual registration rights under certain circumstances, the terms of which are governed by the subscription agreements entered into with Rise in connection with the 2022 Private Placement. In accordance with such registration rights provisions, we will be required to effect the registration of shares sold in the 2022 Private Placement promptly following completion of the 2022 Private Placement and the completion of a transaction with a public company as contemplated in the subscription agreements.

We also intend to register all shares of our common stock that we may issue under our employee benefit plans. Once we register these shares, they will no longer be subject to the limitations of Rule 144, although their sale in the public market may be subject to other limitations, including those relating to shares held by affiliates and the terms of any applicable stock award agreement. Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

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The concentration of our capital stock ownership among our two largest stockholders will limit or preclude your ability to influence corporate matters and could delay or prevent a change in corporate control.

After our offering, we anticipate that our two largest stockholders, our founders Kelly Hoffman and Daniel Wilson, will collectively own and have voting power of approximately 37.7% of our outstanding common stock (assuming no exercise of the underwriter’s option to purchase additional shares). Consequently, these stockholders have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit or preclude your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial. In addition, this concentration of ownership might adversely affect the market price of our common stock by: (i) delaying, deferring or preventing a change of control; (ii) impeding a merger, consolidation, takeover or other business combination involving us; or (iii) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. See “Dilution” in this prospectus.

Because we will be able to issue additional shares of common stock and preferred stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, of which 3,626,334 shares are issued and outstanding (after giving effect to the 1-for-5 Reverse Stock Split to be effected after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering), and 10,000,000 shares of preferred stock, of which none are currently issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of authorized common stock and preferred stock, and to determine the rights, preferences and privileges of any future shares of preferred stock, in each case without consent of any of our stockholders, including with respect to our equity incentive plan. In addition, you will experience further dilution upon the exercise of the Underwriter Warrants issued to the underwriter. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

We have agreed to issue warrants to the representative or its designees in connection with this public offering.

We have agreed to issue the Underwriter Warrants to the representative or its designees as additional compensation. The Underwriter Warrants may be exercised at any time and from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement related to this offering and expiring on the five-year anniversary of such effective date, at a price per share equal to 125% of the public offering price per share of common stock in this offering.

We do not expect that the Underwriter Warrants will be exercised unless the price of a share of common stock in the market is substantially above the exercise price. There can be no assurance that our common stock price will be sufficiently high on a sustained basis to encourage the holder to exercise the Underwriter Warrants. The Underwriter Warrants also have a net exercise right that may be used at any time, even if the shares to be issued are registered for issuance upon exercise. We expect, as is common, that where a net exercise provision exists in a warrant, it will be used by the holder. Therefore, it is unlikely that the Company will receive any cash proceeds from the exercise of the Underwriter Warrants. The holder of the Underwriter Warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital on terms more favorable than those contained in the Underwriter Warrants.

During the term of the Underwriter Warrants, the holder will have the opportunity to profit from an increase in the price of our shares of common stock. The shares issued upon exercise of the Underwriter Warrants may adversely affect the market price of our common stock and the terms on which we can obtain additional financing. Please see “Underwriting — Underwriter Warrants” and “Description of Capital Stock” in this prospectus for additional information regarding the Underwriter Warrants and our common stock.

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We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not enhance the value of our common stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” in this prospectus.

We do not intend to pay dividends on our common shares and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We have never paid cash dividends on our common stock and do not plan to do so in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common shares appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the market price of our common shares following this offering will ever exceed the price that you pay.

Provisions of our amended and restated articles of incorporation, our amended and restated bylaws and Nevada law could discourage potential acquisition proposals and could deter or prevent a change in control, which could adversely affect the price of our common stock.

Some provisions in our amended and restated articles of incorporation and amended and restated bylaws, as well as Nevada corporate law, may have the effect of delaying, deterring or preventing a change in control. For example, the right of the board of directors to issue shares of our preferred stock and amend our amended and restated bylaws may make it more difficult for stockholders, without the approval of our board of directors, to make a tender offer, acquire a substantial number of shares of our common stock or to launch any other takeover attempts. Our amended and restated articles of incorporation will reflect that we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Sections 78.378 – 78.3793 of the NRS) until immediately following the time at which each of our founders cease to individually beneficially own shares of common stock representing at least 15% of the voting power of our voting stock, and thereafter we will be governed by Sections 78.378 – 78.3793 of the NRS for so long as such provisions apply to us. Such control share acquisition laws prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our amended and restated articles of incorporation authorize us to issue, without the approval of our stockholders, one or more series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our future operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our future operating results do not meet their expectations, then our stock price could decline.

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General Risk Factors

The reporting obligations of being a public company in the United States are expensive and time consuming and may place significant additional demands on our management.

Prior to the consummation of this offering, we have not been subject to public company reporting obligations under the Exchange Act. The additional obligations of being a public company will require significant additional expenditures and place additional demands on our management, including costs resulting from public company reporting obligations under the Exchange Act, the listing requirements of the NYSE American, the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as other applicable securities rules and regulations. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costlier, particularly after we are no longer an “emerging growth company.” Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, including management. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to establish, maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure create ongoing uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our board committees, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

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Changes in tax laws and regulations could adversely affect our earnings and the cost, manner or feasibility of conducting our operations.

Members of Congress periodically introduce legislation to revise U.S. federal income tax laws that, if enacted, could have a material impact on our business. The most significant potential tax law changes that could increase our federal income tax liabilities include increases in the corporate income tax rate, the repeal of the percentage depletion allowance for oil and natural gas properties, the elimination of the ability to fully deduct intangible drilling costs in the year incurred, and an increase in the amortization period for geological and geophysical expenditures incurred by independent producers. Moreover, the recently enacted IRA introduced a new alternative minimum tax on corporations based on adjusted financial statement income and a new excise tax on certain corporate stock repurchases, either of which could have an adverse impact on our future federal income tax liabilities.

State and local taxing authorities in jurisdictions in which we operate or own assets may also enact new taxes, such as the imposition of a severance tax on the extraction of natural resources in states in which we produce oil, natural gas or NGLs, or change the rates of existing taxes, which could adversely affect our earnings, cash flows, and financial position.

We may be involved in legal proceedings that could result in substantial liabilities.

Like many crude oil and natural gas companies, we may from time to time be involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of our business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on us because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in our business practices, which could materially and adversely affect our business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient. Judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Our business and future operations may be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

In early March 2020, the market experienced a precipitous decline in oil prices in response to concerns about oil demand due to the economic impact of COVID-19 and anticipated increases in supply from Russia and OPEC, particularly Saudi Arabia. Generally, demand for oil declined substantially following the initial onset of the COVID-19 pandemic, but has recovered over the past year. However, the timeline and potential magnitude of the COVID-19 outbreak continue to be unknown. The continuation or amplification of the COVID-19 pandemic, including the proliferation of new variants of the virus, could continue to more broadly affect the United States and global economy, including our business and future operations, and the demand for oil and natural gas. Other contagious diseases in the human population could have similar adverse effects. The potential future impact from COVID-19 is difficult to predict, therefore, the extent to which it will negatively affect our future operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the duration of the COVID-19 pandemic, the severity of any variants thereof, rate and effectiveness of vaccinations and other actions taken by authorities to contain its impact or otherwise treat the disease, all of which are beyond our control.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to execute on our business strategies, including growing production and reserves with a high degree of operational control and optimizing drilling and operational efficiencies;

●	our ability to continue as a going concern;

●	the effect of change in oil and natural gas prices;

●	the level of oil and natural gas reserves and production on our properties;

●	risks associated with the drilling and operation of crude oil and natural gas wells;

●	the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel;

●	legislative or regulatory actions pertaining to hydraulic fracturing, including restrictions on the use of water;

●	the availability of pipeline capacity and transportation facilities;

●	projected and targeted capital expenditures and other costs, commitments and revenues;

●	our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;

●	the effect of existing and future laws and regulations, and the cost of compliance with such laws and regulations;

●	changes in environmental, health and safety or climate change laws, GHG regulations or the implementation of those laws and regulations;

●	environmental liabilities;

●	conditions in the capital markets and our ability to obtain capital on favorable terms or at all;

●	the overall supply and demand for crude oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;

●	operator budget constraints and their ability to obtain capital on favorable terms or at all;

●	the actions of OPEC and other significant producers and governments and the ability of such producers to agree to and maintain oil price and production controls;

●	competition from others in the energy industry;

●	the impact of reduced drilling activity in our focus areas and uncertainty in whether development projects will be pursued;

●	uncertainty of estimates of crude oil and natural gas reserves and production;

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●	the cost of developing the crude oil and natural gas underlying our properties;

●	our ability to replace our crude oil and natural gas reserves;

●	our ability to identify and complete acquisitions;

●	title defects in the properties in which we invest;

●	the effects of inflation;

●	technological advances;

●	weather conditions, natural disasters and other matters beyond our control;

●	military operations, terrorist acts, wars or embargoes;

●	global or national health events, including the ongoing outbreak and resulting economic effects of the COVID-19 pandemic;

●	general economic, business or industry conditions; and

●	other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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INDUSTRY AND OTHER DATA

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. Although we are liable for all of the disclosures contained in this prospectus and we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source.

The industry in which we operate is subject to risks and uncertainties due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $6.80 million, assuming an initial public offering price of $5.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter’s option to purchase additional shares from us is exercised in full, we estimate that our net proceeds will be approximately $8.19 million. Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) the net proceeds to us from this offering by $1.86 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Each increase (decrease) of 100,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions, by $465,000, assuming the assumed initial public offering price stays the same.

The principal purposes of this offering are to increase our capitalization and financial flexibility, to create a public market for our common stock and to facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering to acquire new oil and natural gas leases, drill and complete new wells and for general corporate purposes.

We will have broad discretion over how to use the net proceeds we receive from this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We believe that the net proceeds from this offering together with cash on hand and operating income (once operations commence) may enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months, although if necessary, we may pursue additional securities offerings and/or bank financings. To complete exploration and development of resources we may find, if any, we will be required to raise additional capital. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, interest income earned on invested cash balances or a combination of one or more of these sources.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors that the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023, as follows:

●	on an actual basis;

●	on an as adjusted basis reflecting the anticipated 1-for-5 Reverse Stock Split, which we intend to effect after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering; and

●	on an as further adjusted basis to give effect to our issuance and sale of 2,000,000 shares of our common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting (i) underwriting discounts and commissions and (ii) estimated offering expenses payable by us, and therefore providing net proceeds of approximately $6.80 million (assuming no exercise of the underwriter’s option to purchase additional shares of our common stock). The as further adjusted basis also gives effect to the reclassification to equity of $2.2 million of deferred offering costs capitalized by us as of September 30, 2023.

You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of September 30, 2023 (Unaudited)
	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents(1)	$1,150,950	$1,150,950	$8,254,251
Stockholders’ Equity (Deficit):
Common Stock, $0.001 par value; 100,000,000 shares authorized; 18,181,667 shares (actual), 3,636,334 shares (as adjusted); 5,636,334 shares (as further adjusted) issued	18,182	3,636	5,636
Additional paid-in capital	6,897,644	6,912,190	13,705,190
Treasury Stock	(50,000)	(50,000)	(50,000)
Accumulated (deficit)	(3,238,175)	(3,238,175)	(3,238,175)
Total equity	3,627,651	3,627,651	10,422,651
Total capitalization	$3,627,651	$3,627,651	10,422,651

(1)	The $7.10 million increase in cash from the As Adjusted to the As Further Adjusted amount represents $6.80 million of total net proceeds from this offering after adjusting for $0.30 million of offering expenses already paid by us prior to September 30, 2023.

The table above excludes 100,000 shares of our common stock underlying the Underwriter Warrants to be issued in connection with this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) the net proceeds to us from this offering by $1.86 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Each increase (decrease) of 100,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions, by $465,000, assuming the assumed initial public offering price stays the same.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed initial public offering price of $5.00 per share and the as further adjusted net tangible book value per share of our common stock immediately upon the consummation of this offering. Net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

As adjusted net tangible book value per share represents the book value of our net tangible book value, as adjusted to take into account the 1-for-5 Reverse Stock Split to be effected after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering. After giving effect to such transactions, our as adjusted net tangible book value per share as of September 30, 2023 was approximately $0.38 per share. Our as adjusted net tangible book value as of September 30, 2023 was approximately $1.38 million, or approximately $0.38 per share.

After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as further adjusted net tangible book value as of September 30, 2023 would have been approximately $10.4 million, or approximately $1.85 per share (assuming no exercise of the underwriter’s option to purchase additional shares of our common stock). This amount represents an immediate and substantial dilution of $3.15 per share to new investors purchasing common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$5.00
As adjusted net tangible book value per share as of September 30, 2023	$0.38
Increase in net tangible book value per share attributable to this offering	$1.47
As further adjusted net tangible book value per share after giving effect to this offering	$1.85
Dilution to net tangible book value per share to new investors participating in this offering	$3.15

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share would increase (decrease) the as further adjusted net tangible book value by approximately $1.86 million, or approximately $0.33 per share, and increase (decrease) the dilution to net tangible book value per share to new investors by approximately $0.67 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us would increase our as further adjusted net tangible book value by approximately $465,000, or $0.05 per share and the dilution to net tangible book value per share to investors purchasing common stock in this offering would be $3.10 per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 100,000 shares in the number of shares offered by us would decrease our as further adjusted net tangible book value by approximately $465,000, or $0.05 per share and the dilution to net tangible book value per share to investors purchasing common stock in this offering would be $3.20 per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercises its option in full to purchase 300,000 additional shares of our common stock in this offering, the as further adjusted net tangible book value per share after this offering would be $1.99 per share, and the dilution to net tangible book value to new investors would be $3.01 per share, in each case assuming an initial public offering price of $5.00 per share and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The following table summarizes, on the as further adjusted basis described above, as of September 30, 2023, the differences between the number of shares of common stock purchased from us for cash, the total consideration paid and the average price per share paid by existing stockholders and by new investors participating in this offering at an assumed initial public offering price of $5.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Share
	Number	Percent	Amount	Percent	Price
Existing stockholders(1)	3,566,334	64.1	$6,676,167	40.0	$1.87
New investors	2,000,000	35.9	$10,000,000	60.0	$5.00
Total	5,566,334	100.0%	$16,676,167	100.0%	$3.00

(1)	Excludes (i) 50,000 treasury shares and (ii) 300,000 shares issued in connection with geologic and geophysical consulting services agreements, prior to giving effect to the 1-for-5 Reverse Stock Split, which we intend to effect after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering.

If the underwriter exercises its option to purchase 300,000 additional shares of our common stock in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 60.8% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to 2,300,000, or approximately 39.2% of the total number of shares of our common stock outstanding after this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We assume no obligations to update any of these forward-looking statements. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Business Overview

We are an independent oil and natural gas company focused on securing high-quality, long-lived oil and natural gas assets to create a sustainable inventory of highly economic wells. We have established our initial acreage position in the Permian Basin; however, we actively evaluate opportunities in other oil and natural gas producing regions. Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation. As of August 1, 2022, we had acquired our initial acreage position, comprised of a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin.

As of the date of this prospectus, we have no revenue-generating operations. We currently have no source of revenue sufficient to cover our cost of operations. See “Risk Factors — We are a development stage entity and our future performance is uncertain.”

Market Outlook and Commodity Prices

Our financial results depend on our ability to acquire new leasehold acreage for exploration and development, as well as our ability to successfully explore and develop in producing quantities on such newly acquired acreage and on our existing undeveloped leasehold acreage, among other things. Therefore, our ability to successfully execute on our strategy to acquire and develop leasehold acreage is dependent on commodity prices for oil, natural gas and NGLs, which are subject to external factors beyond our control and are highly volatile. Although the current outlook on such commodity prices is generally favorable, commodity prices could rapidly decline as a result of such factors beyond our control. See “Risk Factors — Oil and natural gas prices are highly volatile, and a substantial or extended decline in domestic or global oil and natural gas prices may materially and adversely affect our business, financial condition and results of operations.”

Acquisition of Acreage

As of August 1, 2022, we had acquired our initial acreage position, comprised of a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. As of September 30, 2023, we owned a total of 5,736 gross (3,532 net) undeveloped leasehold acres in the Permian Basin (such acreage, our “Permian acreage”). To date, we have not commenced any preliminary exploratory drilling on our Permian acreage, nor have we established any production on such acreage. The primary terms of the leases underlying our initial acreage position are three years, which will expire on June 1, 2025 and August 1, 2025, respectively. Thereafter, if we do not successfully drill for oil or natural gas in producing quantities within such three-year periods, our interest will terminate.

Results of Operations

Comparison of the Nine Months Ended September 30, 2023 and 2022 (unaudited)

The Company had no oil and gas revenues, no revenue producing operations and no oil and gas operating expenses during the nine months ended September 30, 2023 or 2022.

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For the nine months ended September 30, 2023, our operating expenses increased by approximately $1,252,840 to $2,038,999, compared to our operating expenses of $786,159 for the nine months ended September 30, 2022. The operating expenses for the nine months ended September 30, 2023 were attributable to general and administrative expenses of $2,029,932, amortization of $1,867 and depreciation of $7,200. The operating expenses for the nine months ended September 30, 2022 were attributable to general and administrative expenses of $782,646, amortization of $1,867 and depreciation of $1,646.

The increase of $1,247,286 in general and administrative expenses from the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2023 results primarily from costs associated with establishing our business, including increased IT services, rent, wage related costs and legal and professional services.

Comparison of the Year Ended December 31, 2022 and the Period from June 21, 2021 (Inception) through December 31, 2021

The Company had no oil and gas revenues, no revenue producing operations and no oil and gas operating expenses for the period from June 21, 2021 (Inception) through December 31, 2021 or for the year ended December 31, 2022.

For the year ended December 31, 2022, our operating expenses increased by approximately $1,065,054 to $1,132,115, compared to our operating expenses of $67,061 for the period from June 21, 2021 (Inception) through December 31, 2021. The operating expenses for the year ended December 31, 2022 were attributable to general and administrative expenses of $1,126,950, amortization of $2,490 and depreciation of $2,675. The operating expenses for the period from June 21, 2021 (Inception) through December 31, 2021 were attributable to general and administrative expenses of $64,363, amortization of $2,282 and depreciation of $416.

The increase of $1,062,587 in general and administrative expenses from the period from June 21, 2021 (Inception) through December 31, 2021 as compared to the year ended December 31, 2022 results primarily from the following activities, among others, that the Company initiated in 2022 in order to further establish our infrastructure as the business grows: (i) the commencement in April 2022 of the payment of salaries to three executives, resulting in a year-over-year increase of $747,105 in wages and benefits; (ii) the payment of additional accounting and legal professional fees, resulting in a year-over-year increase of $62,369 in professional fees; (iii) the leasing of office space, resulting in a year-over-year increase of $92,773 in rent and office equipment; and (iv) the establishment of new IT services in 2022 to support increased business needs, resulting in a year-over-year increase of $45,645.

Financial Condition

Liquidity and Capital Resources

We are currently in the early stages of acquisition, exploration and development of oil and gas leasehold acreage. We have incurred net operating losses and operating cash flow deficits from inception through the nine months ended September 30, 2023. Our expenditures have been funded to date solely by capital contributions and stock issuances. However, in the future we may utilize debt or additional equity financing in order to fund future capital expenditures focused on acreage or proved property acquisitions and for working capital purposes. To date, our previous financings have only covered our general administrative and other costs, as well as certain accounting and legal fees incurred in connection with this offering. A successful offering may provide liquidity to grow our business and begin generating income. However, no assurances can be provided in this regard and we continue to manage our liquidity.

As of September 30, 2023, we had current assets of $1,231,475 and liabilities in the amount of $2,465,537, for a working capital deficit of $(1,234,062). We expect that our approximately $1.15 million in cash and cash equivalents as of September 30, 2023 will not be sufficient to satisfy our obligations and fund our working capital needs for the next twelve months. Accordingly, there is a substantial doubt about our ability to continue as a going concern.

We believe that the net proceeds from this offering together with cash on hand and operating income (once operations commence) may enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months, although if necessary, we may pursue additional securities offerings and/or bank financings.

On a long-term basis, we will require additional funding to execute our business strategy. There are no guarantees that we will be able to acquire the necessary funds to execute on our business strategy, and any postponement of the exploration and development of our Permian acreage could materially affect our business, financial condition and results of operations.

Our ability to finance our operations, including funding capital expenditures and acquisitions, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to a number of factors, some of which are beyond our control, including commodity prices, particularly for oil and natural gas, and our ongoing efforts to conservatively manage operating costs and our liquidity position. Such efforts include, among other things, limiting our financial commitments to essential operating expenses, such as rent, legal fees, payroll and other general and administrative costs. In addition, we have an arrangement with outside legal counsel limiting legal fees in the event that this offering is not consummated, and current liabilities on our balance sheet as of September 30, 2023 include $1,529,000 of offering costs that we will not be required to pay in the event our initial public offering is not consummated.

Our ability to obtain additional financing may be impaired by many factors outside of our control, including the capital markets (both generally and in the oil and gas industry in particular), the Company’s lack of operating history, prices of crude oil and gas on the commodities markets (which will impact the amount of asset-based financing available to us) and other factors. Further, if oil and gas prices on the commodities markets decline, our revenues from any exploration of our leaseholds will likely decrease, and such decreased revenues may increase our requirements for capital. We plan to continue to monitor the current economic and financial market conditions and evaluate their impact on our liquidity and future prospects.

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In the future we may utilize debt or additional equity financing to pay for costs, services, operating leases and future development of our business opportunities. Our success in obtaining funding will depend upon our ability to sell our common stock or borrow on terms that are financially advantageous to us.

We expect to incur substantial expenses and generate significant operating losses as we begin to explore and develop our Permian acreage. Additionally, we anticipate continuing to seek acquisitions of additional leasehold acreage adjacent to our current position in the Permian Basin, as well as other basins in the contiguous United States. We may also, from time to time, look to acquire other mineral interests, including royalty interests.

During the year ended December 31, 2022, we raised an additional $5,600,000 from investors through the 2022 Private Placement offering. We raised $1,115,000 from investors through the 2023 Private Placement offering, which was completed on June 21, 2023.

As of December 31, 2022, we held cash and cash equivalents of $2,636,908, and as of December 31, 2021, we held no amount of cash and cash equivalents. As of September 30, 2023, we held cash and cash equivalents of $1,150,950, and as of September 30, 2022, we held $2,980,320 of cash and cash equivalents.

Cash Flows

Our cash flows from operating activities, investing activities and financing activities for the nine months ended September 30, 2023 and 2022 (unaudited), as well as the year ended December 31, 2022 and the period from June 21, 2021 (Inception) through December 31, 2021, were as follows:

	Year Ended December 31,	For the Period from June 21, 2021 (Inception) through December 31,	Nine Months Ended September 30,
	2022	2021	2023	2022

Net cash used in operating activities	$(1,164,839)	$(49,856)	$(1,941,762)	$(857,666)
Net cash used in investing activities	$(1,626,189)	$(11,517)	$(609,196)	$(1,415,768)
Net cash provided by financing activities	$5,427,936	$61,373	$1,065,000	$5,253,754
Cash at beginning of period	$—	$—	$2,636,908	$—
Net increase (decrease) in cash	$2,636,908	$—	$(1,485,958)	$2,980,320

Operating Activities. For the nine months ended September 30, 2023 (unaudited), our cash flows used in operating activities increased by $1,084,096 to $1,941,762, compared to our cash flows used in operating activities of $857,666 for the nine months ended September 30, 2022, primarily due to costs associated with establishing our business, including increased IT services, rent, wage related costs and legal and professional services. For the year ended December 31, 2022, our cash flows used in operating activities increased by $1,114,983 to $1,164,839, compared to our cash flows used in operating activities of $49,856 for the period from June 21, 2021 (Inception) through December 31, 2021, primarily due to an increase in our general overhead costs and costs associated with establishing our business. We had no cash flows from operating activities related to our leasehold acreage for the nine months ended September 30, 2023.

Investing Activities. For the nine months ended September 30, 2023 (unaudited), our cash flows used in investing activities decreased by $806,572 to $609,196, compared to our cash flows used in investing activities of $1,415,768 for the nine months ended September 30, 2022. This decrease was primarily a result of a $796,587 decrease in cash used for the acquisition of undeveloped leasehold acreage during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. For the year ended December 31, 2022, our cash flows used in investing activities increased by $1,614,672 to $1,626,189, compared to our cash flows used in investing activities of $11,517 for the period from June 21, 2021 (Inception) through December 31, 2021, primarily as a result of the acquisition of undeveloped leasehold acreage.

For the period from June 21, 2021 (Inception) through December 31, 2021, we had $11,517 of cash flows used in investing activities, primarily related to purchases of office equipment.

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Financing Activities. For the nine months ended September 30, 2023 (unaudited), our cash flows provided by financing activities decreased by $4,188,754 to $1,065,000, compared to our cash flows provided by financing activities of $5,253,754 for the nine months ended September 30, 2022, primarily as a result of the fact that our issuance of common stock to certain investors through the 2023 Private Placement yielded net proceeds in the amount of $1.09 million (after the payment of offering expenses), whereas our issuance of common stock to certain investors through the 2022 Private Placement yielded net proceeds in the amount of $5.52 million (after the payment of offering expenses). For the year ended December 31, 2022, our cash flows provided by financing activities increased by $5,366,563 to $5,427,936, compared to our cash flows provided by financing activities of $61,373 for the period from June 21, 2021 (Inception) through December 31, 2021, primarily as a result of our issuance of common stock to certain investors through the 2022 Private Placement described above, which yielded net proceeds in the amount of $5,515,054 (after the payment of offering expenses).

For the period from June 21, 2021 (Inception) through December 31, 2021, we had $61,373 of cash flows from financing activities, primarily related to our founders funding general corporate needs.

Stock Issuances. To date, all of our expenses have been financed through proceeds from capital contributions and stock issuances. From our inception to the date of this prospectus, we have raised approximately $6.6 million in gross proceeds from private placement stock issuances.

Capital Expenditures

Exploration and development. We anticipate funding capital expenditures primarily from the net proceeds from this offering, cash on hand and operating income (once operations commence). We expect that our capital expenditures will consist primarily of costs associated with acquiring additional oil and natural gas leases, and exploratory drilling on our Permian acreage. As we develop our reserves and production through the acquisition, exploration, development and production of oil, natural gas and NGLs, however, our capital expenditures may increase substantially.

Acquisitions. Our current leasehold acreage is in the Permian Basin. We intend to focus our land acquisition strategy on assembling large, contiguous acreage blocks with significant untapped potential in the Permian Basin, and we intend to acquire additional interests from other persons and entities in which we would expect to own greater than 50% of the working interest. However, we may in the future acquire interests in basins in the contiguous United States other than the Permian Basin, and we may in the future also acquire non-operated working interests or certain royalty interests.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making such estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. We expect that some of the more significant estimates required to be made by management will include estimates of oil and natural gas reserves and related present value estimates of future net cash flows therefrom, and the carrying value of oil and natural gas properties, accounts receivable, asset retirement obligations (“AROs”) and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Oil and gas properties. We use the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the acquisition, leasing, exploration and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive wells and drilling costs for non-productive wells. Capitalized costs are generally categorized either as being subject to amortization or not subject to amortization.

All capitalized costs of oil and gas properties, plus estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves as determined by our independent petroleum engineers, once such engineers are engaged. We evaluate oil and gas properties for impairment quarterly.

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Capitalized costs less accumulated depreciation, depletion and amortization and related deferred income taxes shall not exceed an amount (the full cost ceiling) equal to the sum of:

●	The present value of estimated future net revenues discounted ten percent computed in compliance with SEC guidelines;

●	Plus the cost of properties not being amortized;

●	Plus the lower of cost of estimated fair value of unproven properties included in the costs being amortized; and

●	Less income tax effects related to differences between the book and tax basis of the properties.

Asset retirement obligations. As a result of acquisitions we intend to conduct in the future, as well as our anticipated exploratory drilling, we anticipate having wells on our leasehold acreage with AROs. AROs consist of the future plugging and abandonment expenses currently anticipated for existing wells (including to remove equipment and restore land at the end of production operations). We will, once such obligations are incurred, be required to record a separate liability for the present value of such anticipated expenses, with an offsetting increase occurring for the related oil and natural gas properties on our balance sheet.

Estimating such future expenses and the present value thereof can be difficult, as such estimates will require us to make several judgments that are subject to change given the number of years in the future such expenses are anticipated. These judgments will use significant assumptions, including, among other things, the current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and our risk-adjusted interest rate. Additionally, asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations, which may further alter these judgments in the future. Because of the subjectivity in these estimates and the assumptions underlying such estimates, as well as the relatively long lives of most wells, the costs to ultimately retire such wells once existing may vary significantly from our initial estimates.

Estimates of Proved Oil and Natural Gas Reserves. As of September 30, 2023, we do not have any proved reserves. Should proved reserves be found in the future, estimated reserve quantities and future cash flows will be estimated by an independent petroleum consultants and prepared in accordance with guidelines established by the SEC and the Financial Accounting Standards Board. The accuracy of these reserve estimates is a function of, among other things:

●	the quality and quantity of available data and the engineering and geological interpretation of that data;

●	estimates regarding the amount and timing of future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results;

●	the accuracy of various mandated economic assumptions (such as the future prices of oil and natural gas); and

●	the judgments of the persons preparing the estimates.

Share-Based Employee Compensation. For awards under an equity incentive plan, we will recognize the cost of employee services received in exchange for an award of common stock based on the grant-date value of the award and will recognize the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. We are also subject to the Texas Franchise Tax based upon our gross receipts attributable to Texas operations.

Effective June 21, 2021 (Inception), we adopted ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. As of December 31, 2022 and 2021, we have no material uncertain tax positions to be accounted for in the financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits in interest expense.

For federal and state franchise and income tax purposes, the tax returns remain open for examination for a period of three and four years, respectively, after the date on which those returns are filed.

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BUSINESS

We are an independent oil and natural gas company focused on securing high-quality, long-lived oil and natural gas assets to create a sustainable inventory of highly economic wells. We have established our initial acreage position in the Permian Basin; however, we actively evaluate opportunities in other oil and natural gas producing regions. As of August 1, 2022, we had acquired our initial acreage position, comprised of a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. We have no revenue-generating operations as of the date of this prospectus.

Our founders, Kelly Hoffman and Daniel Wilson, have decades of experience in the oil and natural gas industry. During that time, they have established, operated, developed and sold or merged multiple companies, and they have arranged and raised over a billion dollars in financing for oil and natural gas projects and development.

Our long-term objective is to create stockholder value by identifying and assembling a portfolio of low-risk, long-lived oil and natural gas production assets with attractive economic profiles. We will strive to leverage the technical and managerial expertise of our founders to deliver profitable results from our properties. In the near-term, our objective is to commence operations on our undeveloped leasehold acreage while we continue to search for and evaluate additional attractive acquisition opportunities. Our primary goal is to efficiently drill and develop our prospects, to create proved reserves, to achieve production, and to generate operating cash flow. We anticipate drilling one to two wells on our currently undeveloped leasehold acreage in the next six to twelve months.

Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation.

The Rise Advantage

We believe the combination of our experienced and principled management team, high degree of operational control, and development opportunities differentiates us from our competitors and provides the opportunity to grow our Company. We believe that the relationships our founders have established through their careers will be highly beneficial in identifying, evaluating, acquiring and exploiting high quality assets. We further believe that their experience and relationships with the financial and capital markets will provide us with the necessary tools to identify, negotiate and finance our oil and natural gas transactions.

Our Assets

As of August 1, 2022, we held a 100% interest in 2,480 contiguous undeveloped leasehold acres in the Texas portion of the Permian Basin. We have no revenue-generating operations as of the date of this prospectus. We believe that this leasehold acreage has potential multi-pay legacy production at all four sides. According to data from Advanced Resources International, since the 1930s, immediate offsetting fields around our initial leasehold acreage have produced in excess of 1.2 billion barrels of oil through February 2006 from those conventional shallow multi-pay zones, and such immediate offsetting fields continue to produce as of September 30, 2023. According to Enverus (Drilling Info), between March 1981 and February 2000, approximately 312,000 barrels of oil and approximately 125,000 McF of natural gas were produced from our leasehold acres. To our knowledge, there has not been any production from our leasehold acres since 2000. The primary terms of the leases underlying our initial acreage position are three years, which will expire on June 1, 2025 and August 1, 2025, respectively. Unless otherwise agreed to by the parties, we are obligated to commence actual drilling of a well on our initial acreage by March 31, 2024. We are in the process of preparing to commence drilling. Thereafter, if we do not successfully drill for oil or natural gas in producing quantities within the primary terms of the leases, our interest will terminate. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. The primary terms of the leases covering this additional acreage are generally at least three years.

Recent Events

2022 Private Placement. On January 26, 2022, we launched the 2022 Private Placement, a “best efforts” private placement offering pursuant to Rule 506(b) of the Securities Act. In the 2022 Private Placement we sold 5.6 million shares of our common stock for $1.00 per share (or 1.12 million shares of our common stock for $5.00 per share after giving effect to the Reverse Stock Split), resulting in aggregate net proceeds to Rise of $5.52 million (after the payment of offering expenses). The 2022 Private Placement was completed on November 4, 2022.

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Initial Leasehold Acreage Acquisitions. By way of a series of oil and gas leases effective as of June 1, 2022, we completed the acquisition of a 50% undivided interest in 2,480 contiguous undeveloped leasehold acres in the Permian Basin. By way of an oil and gas lease effective as of August 1, 2022, we acquired the remaining 50% undivided interest in such leasehold acreage. In addition to our initial acreage position, as of September 30, 2023, we have acquired an additional 3,256 gross (1,052 net) undeveloped leasehold acres in other areas within the Texas portion of the Permian Basin. As of September 30, 2023, we owned a total of 5,736 gross (3,532 net) undeveloped leasehold acres in the Permian Basin.

Conversion to Nevada Corporation. On March 15, 2023, the shareholders of the Company approved (1) the conversion of the Company to a Nevada corporation and the adoption of articles of incorporation of the Company as a Nevada corporation (the “Nevada Articles of Incorporation”), which (a) increased the Company’s common stock authorization from 20,000,000 shares to 100,000,000 shares and (b) added an authorization of 10,000,000 shares of preferred stock, par value $0.001 per share; (2) an Amended and Restated 2022 Plan in order to, among other things, (a) increase the number of shares authorized for issuance from 500,000 to 2,500,000 and (b) remove outdated contractual and statutory references; and (3) the re-election of Kelly Hoffman and Daniel Wilson as directors of the Company. The Company’s conversion to a Nevada corporation became effective on March 21, 2023.

2023 Private Placement. On April 14, 2023, we launched a new “best efforts” private placement offering (the “2023 Private Placement”) pursuant to Rule 506(b) of the Securities Act. In the 2023 Private Placement we sold 1.115 million shares of our common stock for $1.00 per share (or 223,000 shares of our common stock for $5.00 per share after giving effect to the Reverse Stock Split), resulting in aggregate net proceeds to Rise of $1.09 million (after the payment of offering expenses). The 2023 Private Placement was completed on June 21, 2023.

Our Business Strategies

Our primary business objective is to increase stockholder value through the following strategies:

●	Acquire inventory, grow production, develop reserves and cash flow by targeting acreage in historically prolific basins. We intend to focus our initial efforts on acquiring leasehold acreage to develop an inventory of drilling locations and drilling in the Permian Basin. The Permian Basin is the most attractive operating area due to its extensive original oil-in-place, favorable operating environment, multiple commercially-producing formations, established infrastructure, well-developed network of oilfield service providers, long-lived reserves with relatively consistent reservoir quality and historically high drilling success rates. According to the EIA, the Permian Basin is the most prolific oil producing area in the United States, accounting for approximately 45% of total U.S. crude oil production. In the Permian Basin, we intend to initially focus on the San Andres Formation, a shelf margin deposit on the Central Basin Platform and Northwest Shelf, which has accounted for approximately 55% of the 30 billion barrels of oil historically produced from the Permian Basin and where horizontal production has increased by more than 700% since 2010.

●	Leverage extensive acquisition experience to evaluate and execute accretive opportunities. Our founders, Kelly Hoffman and Daniel Wilson, have significant prior experience in successfully evaluating and executing acquisition opportunities and an extensive track record of successfully growing businesses. We have developed working relationships with many landowners and operators in our target operating areas that we believe represent potential acquisition or partnership opportunities. Furthermore, we believe that our ability to understand the geology, geophysics and reservoir parameters of the rock formations in the Permian Basin will allow us to grow our resource base and maximize stockholder value.

●	Maintain a high degree of operational control. In order to better maintain control over our asset portfolio, our objective is to own greater than 50% of the working interest in the associated properties and undeveloped leasehold acreage. For operated properties, we would have primary control over prospect selection, exploration and development timing and capital allocation, as well as the ability to implement best practices that we believe will allow us to shorten the time between resource discovery and first production. We believe that maintaining operational control will enable us to increase our reserves while lowering our per unit development costs and will allow us to deploy our strategies regarding cost reduction and infrastructure efficiencies. Our control over operations will allow us to utilize proven, cost-effective operating practices. These practices include the selection of drilling locations, timing of development and associated capital expenditures and continuous improvement of drilling, completion and stimulation techniques.

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●

Maximize returns by optimizing drilling and operational efficiencies. An important aspect of our development planning includes strategic placement of our wells. In addition, we intend to pre-order long-lead time production equipment in order to minimize service and equipment delays. We plan to take advantage of pre-existing development infrastructure in our focus areas to the extent possible, such as oil and natural gas transportation pipelines, electric service and produced water disposal facilities already in the vicinity of our operations. In addition, our management team has a strong track record of minimizing operational and drilling costs through the use of several successful cost-reducing strategies, and it plans to implement similar strategies in our operations in order to minimize costs and achieve a competitive advantage. Examples of such cost-reducing strategies include: pipelining oil instead of trucking, reducing saltwater disposal costs due to land ownership, building out electrical infrastructure to eliminate congestion fees paid to providers, using lower concentrations of sand in completions and drilling shallower targets than our competitors, which requires less powerful and expensive rigs. In the future, where advantageous, we may also partner with midstream service providers to fund the construction of production facilities, transportation systems and other associated infrastructure in our operating areas.

●	Preserve financial flexibility to pursue organic and external growth opportunities. We plan to carefully manage our liquidity by continually monitoring cash flow and capital spending. In the future, should we seek debt financing, we would seek to maintain modest leverage levels in order to preserve operational and strategic flexibility, as well as access to the capital markets. While initially we are raising equity capital, in the long-term, we expect to fund our growth primarily with cash flow from operations, but we may consider capital markets offerings or debt financing when appropriate. We intend to allocate capital in a disciplined manner and proactively manage our cost structure to achieve our business objectives. To reduce our exposure to commodity price volatility and to protect our cash flow, we may from time to time consider entering into a commodity derivative program.

●	Target contiguous acreage positions in the Permian Basin and other oil and natural gas producing regions. Our land acquisition strategies are predicated on assembling large, contiguous acreage blocks with significant untapped potential, and the acquisition of additional leasehold acreage from other operators in which we would expect to own in excess of 50% of the interest in the associated leasehold acreage. These strategies should provide us with leasehold acreage positions possessing favorable reservoir and geological characteristics. We believe that our evaluation strategies uniquely position us to better identify acquisition targets to grow our resource base and increase stockholder value.

●	Proactively collaborate in matters related to safety, regulation, environmental concerns and community relations. We are committed to working with the pertinent regulatory agencies to ensure that we provide for the safety and wellbeing of both our employees and the environment. Our management team has extensive experience working with regulatory agencies, such as the RRC and the TCEQ, and we strive to remain in compliance with all applicable rules and regulations.

●	Establish profitable oil and natural gas exploration and production operations. We are focused on establishing profitable oil and natural gas exploration and production operations by acquiring producing and non-producing properties that we believe have significant potential for producing commercial quantities of hydrocarbons.

Our ability to successfully implement these strategies will depend on raising sufficient capital under this offering of our common stock.

Our Competitive Strengths

We believe that the following strengths will help us to achieve our business goals:

●	Experienced management team with proven managerial and technical expertise. We are led by a management team that has significant experience successfully finding and developing oil and natural gas reserves across the United States, but particularly in the Permian Basin. Our management team has a track record of developing economically successful projects across the oil and natural gas value chain. Over the last several decades, our founders, Kelly Hoffman and Daniel Wilson, have established, operated, developed and sold or merged multiple companies, and they have arranged and raised over a billion dollars in financing for oil and natural gas projects and development. In addition, our management team has an established base of relationships with governmental authorities, major oil and natural gas companies, oilfield service companies and independent oil and natural gas companies, all of which we believe enhance our competitiveness. Our management team also has a significant economic interest in us, which provides a meaningful incentive to increase the value of our business for the benefit of all stockholders.

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●	High degree of operational control. We own a 100% interest in our initial 2,480-acre undeveloped leasehold position, and we intend to continue deploying our strategy of maintaining operational control as we acquire additional assets. We believe that maintaining operational control will enable us to increase our prospective (or future) reserves while lowering our development costs. Our control over operations will also allow us to determine the selection of drilling locations, timing of development and associated capital expenditures and continuous improvement of drilling, completion and stimulation techniques. We believe that these factors will contribute to our ability to grow future production, reserves, cash flows and ultimately stockholder value, even in lower commodity price environments.

●	Conservatively capitalized balance sheet with no long-term debt. After giving effect to this offering and the use of proceeds therefrom, we expect to have no outstanding debt and approximately $8.25 million of cash on the balance sheet (assuming no exercise of the underwriter’s option to purchase additional shares). We believe that the net proceeds from this offering together with cash on hand and operating income (once operations commence) may enable us to fund our operating expenses and capital expenditure requirements for at least the next twelve months, although if necessary, we may pursue additional securities offerings and/or bank financings. We expect to maintain financial flexibility that will allow us to continue our development activities and selectively pursue accretive acquisitions. In the future, should we seek debt financing, we would seek to maintain modest leverage levels in order to preserve operational and strategic flexibility, as well as access to the capital markets.

Competition

The oil and gas industry is highly competitive, and we anticipate strong competition. We will primarily compete with integrated, independent and other energy companies for the acquisition, development and exploration of oil and gas interests. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Furthermore, the oil and gas industry competes with other energy industries that supply fuel and power to industrial, commercial and residential consumers. Many of these competitors have greater financial, technical and personnel resources. The effect of these competitive factors cannot be predicted. Price, contract terms, availability of rigs and related equipment and quality of service, including pipeline connection times and distribution efficiencies, affect competition.

Employees

As of December 11, 2023, we had five full time and no part time employees. We intend to hire additional personnel as appropriate. We also use the services of independent consultants and contractors to perform various professional services.

Facilities

Our executive offices are located at 8911 N. Capital of Texas Highway, Suite 4200, Austin, Texas 78759 and consist of 483 square feet of leased space. We believe our current office space is sufficient to meet our needs and that additional office space can be obtained if necessary.

Title to Properties

We believe that we have satisfactory title to all of our undeveloped leasehold acreage in accordance with generally accepted industry standards. The leasehold interests we own are, and any future working interests we acquire may be, subject to certain burdens such as royalty, overriding royalty, carried, net profits, working and other outstanding interests customary in the industry. In addition, interests may be subject to obligations or duties under applicable laws or burdens such as production payments, ordinary course liens incidental to operating agreements and for current taxes or development obligations under oil and gas leases. As is customary in the industry in the case of undeveloped properties, we conduct preliminary investigations of record title at the time of lease acquisition. We conduct more complete investigations prior to the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties.

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Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Regulation of Oil and Natural Gas Exploration and Production. Exploration and production operations are subject to various types of regulation at the federal, state and local levels. This regulation includes requiring permits to drill wells, maintaining bonding requirements to drill or operate wells, regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled and the plugging and abandoning of wells. Our operations will also be subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled in a given field and the unitization or pooling of oil and gas properties. Some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibiting the venting or flaring of natural gas and imposing certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas we will, assuming discovery of adequate reserves, be able to produce from our future wells, and to limit the number of wells or the locations where we can drill. Because these statutes, rules and regulations undergo frequent review and often are amended, expanded and reinterpreted, we are unable to predict the future cost or impact of regulatory compliance. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, will affect our income. We do not believe, however, that we will be affected differently by these regulations than others in the industry.

Environmental and Safety Regulations. Our operations are, and in the future will be, subject to extensive federal, state and local laws and regulations relating to the protection of the environment, public health, natural resources and wildlife, and relating to safety matters. Permits are required for the operation of our various facilities. These permits can be revoked, modified or renewed by issuing authorities. Governmental authorities enforce compliance with their regulations through fines, injunctions or both. Government regulations can increase the cost of planning, designing, installing and operating, and can affect the timing of installing and operating, oil and natural gas facilities. Although we believe that compliance with environmental regulations will not have a material adverse effect on us, risks of substantial costs and liabilities and potential suspension or cessation of operations under certain conditions related to environmental considerations or compliance issues are part of oil and natural gas production operations. We can provide no assurance that significant costs and liabilities will not be incurred. Also, it is possible that other developments, such as stricter environmental laws and regulations (including the potential future regulation of emission of carbon dioxide and certain other GHGs), and claims for damages to property or persons resulting from oil and natural gas production, could result in substantial costs and liabilities to us. U.S. laws and regulations currently applicable to such operations include those regulating certain emissions into the atmosphere, discharges of pollutants into waters, underground injection of wastewater, the generation, storage, transportation and disposal of waste materials and removal and cleanup of materials that may harm the environment, and those relating to occupational health and safety.

Corporate Information

Our founders began working together on this venture in December of 2020 and became formally organized as a Texas corporation on June 21, 2021 as EDI Operating, Inc. We changed our name to Rise Oil & Gas, Inc. on January 26, 2022. On March 21, 2023, we converted from a Texas corporation to a Nevada corporation. Our principal executive offices are located at 8911 N. Capital of Texas Highway, Suite 4200, Austin, Texas 78759. The telephone number of our principal executive offices is (512) 615-RISE (7473). Our website address is www.RiseOil.com. The information on or accessible through our website does not constitute part of this prospectus.

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MANAGEMENT

Our currently effective articles of incorporation and bylaws, which we plan to amend and restate upon the closing of this offering, provide that our board of directors consists of two members, one of which shall serve as Chairman of the board of directors. Our board of directors is currently comprised of Kelly Hoffman and Daniel Wilson, with Kelly Hoffman serving as Chairman. There are currently no committees of the board of directors.

Executive Officers and Directors

The following table provides information as of the date of this prospectus regarding the individuals who are expected to constitute our executive officers and directors upon the closing of this offering. The table also includes certain information regarding the individual experience, qualifications, attributes and skills of our directors, director nominees and executive officers, as well as brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Kelly Hoffman	65	Chief Executive Officer, Director and Chairman

Daniel Wilson	62	President, Chief Operating Officer and Director

Brian Feldott	49	Chief Financial Officer, Vice President of Investor Relations and Treasurer

Robert Matthew Garner	49	General Counsel, Vice President of Land and Secretary

David Beard	57	Director Nominee*

David Bledsoe	60	Director Nominee*

Lori Nembirkow	50	Director Nominee*

*Director Nominees will be appointed to the Board of Directors automatically as of the date that our common stock is first listed on the NYSE American.

Kelly Hoffman (Chief Executive Officer, Director and Chairman). Mr. Hoffman has been a member of our board of directors and the Chairman of our board of directors since our inception in June 2021. He has also served as our Chief Executive Officer since February 2022. Mr. Hoffman has over 40 years of experience in the oil and gas industry as well as an extensive history of building successful businesses from the ground up. Prior to co-founding the Company, Mr. Hoffman served as the Chief Executive Officer and a member of the board of directors of Ring Energy, Inc. (NYSE:REI) (“Ring”) from its formation in January 2013 until Mr. Hoffman’s departure in October 2020. Under his leadership, Ring’s market capitalization grew from under $50 million to over $1 billion in less than six years. Mr. Hoffman led successful acquisitions of over $350 million and oversaw public and private equity raises in excess of $400 million. He was also instrumental in the formation of a syndicated banking group that resulted in an approved credit facility of $725 million. Prior to his time at Ring, Mr. Hoffman co-founded Arrow Operating Company (“AOCO”), where he served as Chief Executive Officer and President. During his time there, Mr. Hoffman increased AOCO’s revenue by over 600% and ultimately sold the company to Range Resources Corporation (formerly, Lomak Petroleum, Inc.). In addition to his success in the oil and natural gas industry, Mr. Hoffman has served on the board of directors of two non-energy listed companies, Joe’s Jeans, Inc. (NASDAQ:JOEZ) and Differential Brands Group Inc. (NASDAQ:DFBG), resulting in successful company buyouts and/or exits of $100 million and $1.38 billion, respectively.

We believe that Mr. Hoffman is qualified to serve on our board of directors because of his over 40 years of experience in the oil and gas industry; his substantial experience in the operation and management of drilling operations in the Permian Basin; his extensive experience acquiring oil and gas properties and the financing of such acquisitions; and his service in executive leadership and strategic planning roles in the oil and gas industry.

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Daniel Wilson (President, Chief Operating Officer and Director). Mr. Wilson has been a member of our board of directors and our President since our inception in June 2021. Mr. Wilson has 39 years of experience in the oil and gas industry managing, operating, evaluating and exploiting oil and gas properties. Prior to co-founding the Company, Mr. Wilson most recently served as the Executive Vice President and Chief Operating Officer of Ring from January 2013 to December 2020. During his tenure, Ring drilled over 300 producing wells, including 138 horizontal wells on the Central Basin Platform, the Northwest Shelf, and the Delaware Basin of the Permian Basin, increasing oil and gas output from approximately 100 barrels of oil equivalent per day (“Boepd”) to almost 16,000 Boepd. In addition, he led the engineering team responsible for numerous strategic acquisitions, including the $300 million acquisition of Wishbone Energy Partners in 2019. Prior to his time at Ring, Mr. Wilson served as Vice President of Engineering and Operations and as a member of the board of directors of privately held Breck Operating Corp. (“Breck”). At Breck, Mr. Wilson was instrumental in building two successful exploration and production companies and a $100 million oil and natural gas royalty company. He was responsible for all aspects of acquisition, engineering, drilling and production for properties in the Permian Basin, Mid-Continent, Gulf Coast and Rocky Mountain oil-producing regions of North America. Mr. Wilson received his Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

We believe that Mr. Wilson is qualified to serve on the board of directors because of his over 39 years of experience in the oil and gas industry; his experience managing a public company; and his prior drilling, exploration and production experience in the basins in which we may acquire assets.

Brian Feldott (Chief Financial Officer, Vice President of Investor Relations and Treasurer). Mr. Feldott has been our Chief Financial Officer since January 2023, and he has been Vice President of Investor Relations and Treasurer since June 2023. He is a subject matter expert in corporate finance, treasury operations and accounting. Prior to joining the Company, Mr. Feldott served as Chief Financial Officer of East Shore Investments, LLC from February 2019 through December 2022 and Treasurer of Newfield Exploration Company (“Newfield”) from 2017 to 2019. At Newfield, he was responsible for tax, corporate finance, treasury, and risk management. During his tenure at Newfield, Mr. Feldott was responsible for negotiating and raising $2 billion in unsecured capital. He also served as the finance integration team leader during Newfield’s $7.7 billion merger with Encana (Ovintiv). Before joining Newfield, Mr. Feldott served as Treasurer and Director of Investor Relations for Newpark Resources Inc. (“Newpark”), an international oil field services company, from 2010 to 2017. While at Newpark, he enhanced the global treasury function by centralizing the operations and enhancing the capital structure, which included the issuance of public convertible bonds and multiple credit facilities. In addition, his investor relations work resulted in the company gaining Tier-1 analyst coverage for the first time in the company’s history. Prior to his time at Newpark, Mr. Feldott served as Senior Director of Tax and Treasury for ExpressJet Airlines. Mr. Feldott is a Certified Public Accountant in the State of Texas and currently sits on the board of directors of Integrated Rail & Resources Acquisition Corp., where he serves as audit committee chairman. Mr. Feldott earned a Bachelor of Arts degree in Economics from the University of Texas, an MBA in Finance from the University of Houston, and a Master of Legal Studies in Oil, Natural Gas and Energy Law from the University of Oklahoma.

Robert Matthew Garner (General Counsel, Vice President of Land and Secretary). Mr. Garner has been our Vice President of Land and our General Counsel since April 2022. He has also served as our Secretary since December 2022. Mr. Garner has 23 years of legal experience and has extensive experience providing counsel on a variety of corporate and oil and natural gas matters. Over the course of his career in the oil and natural gas industry, Mr. Garner has been involved in over $2 billion of acquisitions and divestitures. Prior to joining the Company, Mr. Garner most recently served as an attorney in the Office of General Counsel at the RRC, where he was involved in the drafting and implementation of the RRC’s rules regarding the weatherization of infrastructure critical to the supply of natural gas. From 2016 to 2020, Mr. Garner served as General Counsel and the Vice President of Land of Ring, where he provided legal counsel to executive leadership and the various functional groups within Ring in connection with numerous oil and natural gas matters. From 2008 to 2011, he served as General Counsel and Land Advisor to Henry Petroleum, LP (“Henry”), and its successor, Henry Resources, LLC in Midland, TX. While with the Henry organization, Mr. Garner was responsible for managing the land and legal aspects of a drilling program with up to 12 rigs that resulted in the drilling of approximately 400 oil and natural gas wells in the Midland Basin portion of the Permian Basin. From 2004 to 2006, Mr. Garner worked in the Medical Products Division for W. L. Gore & Associates, Inc., where he was responsible for regulatory matters for the company on a worldwide basis. Mr. Garner holds a Bachelor of Arts degree in Political Science from Abilene Christian University and a Juris Doctor degree from Baylor University School of Law.

David Beard (Director Nominee). Mr. Beard has over 30 years of experience in the finance, research, and investment banking industry. From 2015 to 2022, Mr. Beard served as a founding partner for the boutique investment firm Coker Palmer Institutional. While there, he served as the Director of Research and was the Lead E&P Analyst for the firm covering over 40 publicly traded stocks. Mr. Beard also acted as Managing Director for Sell-Side Energy Research at Iberia Capital Partners. Prior to Iberia, Mr. Beard served as a Portfolio Manager at several traditional investment and hedge fund companies with responsibilities for managing funds up to $400 million. Mr. Beard’s early career included time at Credit Suisse and Woodward & Associates in New York. Mr. Beard is a Chartered Financial Analyst. He received an AB Degree in Economics and Political Theory from Bowdoin College and earned an MBA in Accounting and Finance from Columbia Business School.

We believe that Mr. Beard is qualified to serve on the board of directors because of his strong experience in the financial community and in analyzing companies in the oil and gas sector.

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David Bledsoe (Director Nominee). Mr. Bledsoe has over 37 years of oil and gas experience. He currently serves as the President of Henry Resources, an independent oil and gas company in business since 1969 and headquartered in Midland, Texas. Mr. Bledsoe joined Henry in 2007 as a production/operations engineer. During his 16 years at Henry, his responsibilities increased until he was promoted to President in 2017. Prior to Henry, he spent six years at Oxy Permian in the Business Development group where he was involved in the evaluation and successful acquisition of over $2 billion in properties. Prior to Oxy, Mr. Bledsoe was the Division Engineering Manager at Bass Enterprises where he worked for 11 years. Mr. Bledsoe began his career with reservoir and production engineering positions at Amoco Production Company. In addition to his management roles, past responsibilities for Mr. Bledsoe have included reservoir, production, and completion engineering roles in West Texas and Southeastern New Mexico. In those roles, he worked on primary reservoirs, secondary waterfloods, and tertiary CO2 floods. Mr. Bledsoe received a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and is a registered professional engineer in the State of Texas.

We believe that Mr. Bledsoe is qualified to serve on the board of directors because of his strong oil and gas background and executive management experience.

Lori Nembirkow (Director Nominee). Ms. Nembirkow has over 25 years of experience in transactions, corporate governance, and SEC matters. Currently Ms. Nembirkow serves as Executive VP, General Counsel, and Corporate Secretary for True Religion Brand Jeans where she has been involved in implementing over $200 million in financings. Prior to True Religion, Ms. Nembirkow served in the same capacity at Centric Brands, LLC, formerly Differential Brands Group, Inc. (Nasdaq: DFBG), Joe’s Jeans, Inc. (Nasdaq: JOEZ), and Innovo Group, Inc. (Nasdaq: INNO), an apparel and accessory company with over $2 billion in revenue. During her 18 years at Centric et al, she advised on over $2 billion in mergers, public, and private offerings. Her responsibilities there included heading the global legal operations team in charge of legal services, compliance, and ethics. She led the team that oversaw legal expansion in Asia and Europe. Ms. Nembirkow advised the board of directors, audit committee, compensation committee, and nominating and governance committee on all matters including acquisitions, insider trading policies, employment policies, and code of ethics. Ms. Nembirkow prepared, reviewed, and advised on all SEC and Nasdaq filings and related matters. Her early career included serving as Legal Counsel at Trimeris, Inc., a publicly traded biotechnology company (Nasdaq: TRMS), and as an Associate Attorney at Hutchison & Mason, PLLC in Raleigh, North Carolina. Ms. Nembirkow is licensed to practice law in North Carolina and Tennessee. Ms. Nembirkow earned a BA in History from the University of Tennessee and a Juris Doctor degree from the University of North Carolina School of Law.

We believe that Ms. Nembirkow is qualified to serve on the board of directors because of her extensive public company experience, legal expertise, and deep knowledge of corporate governance matters.

Family Relationships

There are no family relationships among our directors or executive officers.

Director or Officer Involvement in Certain Prior Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Board of Directors

Board Composition

We anticipate that our board of directors under our amended and restated articles of incorporation and amended and restated bylaws will consist of not less than three directors, nor more than ten directors, and the authorized number of directors may be changed only by resolution of the board of directors. Upon the conclusion of this offering, we anticipate having board comprised of five directors, including Kelly Hoffman and Daniel Wilson.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, we anticipate our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

●	the Class I director will be David Bledsoe, and his term will expire at our first annual meeting of stockholders following this offering;

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●	the Class II directors will be David Beard and Lori Nembirkow, and their terms will expire at our second annual meeting of stockholders following this offering, and;

●	the Class III directors will be Kelly Hoffman and Daniel Wilson, and their terms will expire at the third annual meeting of stockholders following this offering.

Under our amended and restated articles of incorporation and amended and restated bylaws, our directors may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Director Independence

The NYSE American listing standards require that at least a majority of our board of directors be independent. Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the board has determined that each of Messrs. Beard and Bledsoe and Ms. Nembirkow will qualify as “independent directors,” as defined under the rules of the NYSE American. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure

Our board of directors has determined that, upon completion of this offering, our corporate governance guidelines will provide that the independent directors of the board will elect a lead independent director. The lead independent director’s responsibilities will include but not be limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairman of the board. Our corporate governance guidelines will further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Role of the Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Committees of the Board of Directors

Upon the conclusion of this offering, we intend to have an audit committee, a compensation committee and a nominating and corporate governance committee of our board of directors. In addition, our board of directors may establish such other committees as it determines necessary or advisable from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below. Our board of directors has affirmatively determined that David Beard, David Bledsoe and Lori Nembirkow will meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American.

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Audit Committee

Following this offering, we anticipate that our audit committee will be composed of our three independent director nominees, David Beard, David Bledsoe, and Lori Nembirkow, with David Beard serving as chair of the committee. All members of our audit committee will be “independent” as defined under applicable NYSE American rules and Rule 10A-3 of the Exchange Act. Although we anticipate that our audit committee will be composed of three independent directors upon the conclusion of this offering, as a smaller reporting company, we are only required to maintain an audit committee of two independent directors. In addition, our board of directors has determined that David Beard is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and is “financially sophisticated” under the NYSE American rules.

Upon completion of this offering, the audit committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants, our accounting practices and the selection and performance of our independent reserves engineers. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE American rules.

Compensation Committee

Following this offering, we anticipate that our compensation committee will be composed of our three independent director nominees, David Beard, David Bledsoe, and Lori Nembirkow, with Lori Nembirkow serving as chair of the committee. Although we anticipate that our compensation committee will be composed of three independent directors upon the conclusion of this offering, as a smaller reporting company, applicable NYSE American rules do not require us to maintain a compensation committee with only independent directors. The compensation committee will establish salaries, incentives and other forms of compensation for officers and other employees. Our compensation committee will also administer our incentive compensation and benefit plans. We expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE American rules.

Nominating and Corporate Governance Committee

Following this offering, we anticipate that our nominating and corporate governance committee will be composed of our three independent director nominees, David Beard, David Bledsoe, and Lori Nembirkow, with David Bledsoe serving as chair of the committee. Although we anticipate that our nominating and corporate governance committee will be composed of three independent directors upon the conclusion of this offering, applicable NYSE American rules provide that, under exceptional and limited circumstances, one member of our nominating and corporate governance committee may be a director who is not independent under the NYSE American rules. The nominating and corporate governance committee will identify, evaluate and recommend qualified nominees to serve on our board of directors; develop and oversee our internal corporate governance processes; and maintain a management succession plan. We expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the NYSE American rules.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former executive officer or employee of ours. None of our executive officers serves as a member of the board of directors or on the compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers serving as a member of our board of directors or compensation committee during the last year.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE American. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE American.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

Rise was formally incorporated on June 21, 2021 and during the period from June 21, 2021 (Inception) through December 31, 2021 engaged in no material operations. Accordingly, no executive compensation was paid during the period from June 21, 2021 (Inception) through December 31, 2021.

The following sets forth the compensation paid by us to our named executive officers during the year ended December 31, 2022.

Name and Principal Position(1)(2)	Year	Salary ($)	All Other Compensation ($)	Total ($)
Kelly Hoffman	2022	350,000	—	350,000
Chief Executive Officer
Daniel Wilson	2022	275,000	—	275,000
President and Chief Operating Officer
Robert Matthew Garner	2022	225,000	—	225,000
General Counsel, Vice President of Land and Secretary

(1)	Our named executive officers did not have formal employment agreements with the Company in 2022 but were paid base salaries based upon unwritten arrangements with the Company.
(2)	Mr. Hoffman, Mr. Wilson and Mr. Garner each received health and medical benefits from the Company in 2022. Such benefits are and will be available generally to all salaried employees. Accordingly, such amounts have not been included in the All Other Compensation column.

Executive Employment Agreements

On August 18, 2023, the Company entered into executive employment agreements with each of its executive officers (each, an “Employment Agreement”) filed as Exhibits 10.5, 10.6 and 10.7, respectively, to this registration statement.

Executive Employment Agreement – Kelly Hoffman

Under Kelly Hoffman’s Employment Agreement, Mr. Hoffman is employed to serve as the Chief Executive Officer and Chairman of the Company and shall report to the board of directors of the Company. His Employment Agreement shall be valid until August 18, 2026 and shall be deemed to be automatically extended for successive periods of one year, unless terminated pursuant to Section 5.

The Company will pay Mr. Hoffman an annual base salary of $350,000 that shall be reviewed by the board of directors at least annually and may be increased during the term of employment. Mr. Hoffman will be eligible to receive an annual bonus in an amount up to 50% of his base salary. The form and terms of annual bonus shall be in the sole and absolute discretion of the board of directors or compensation committee. The annual bonus may be paid in cash or shares of Company common stock as determined in the sole discretion of the compensation committee. Subject to Section 5 of his Employment Agreement, Mr. Hoffman must be employed by the Company on the actual date that annual bonuses are paid to receive a bonus.

Mr. Hoffman is eligible to participate in the Company’s 2023 Plan (as defined and described below), subject to the terms of the 2023 Plan. Mr. Hoffman is eligible to participate in and receive benefits offered to Company employees, including paid and holiday time off, health insurance coverage and participation in our 401(k) plan. Mr. Hoffman is subject to confidentiality covenants, as well as non-solicitation covenants that extend for twelve months after termination of employment.

Executive Employment Agreement – Daniel Wilson

Under Daniel Wilson’s Employment Agreement, Mr. Wilson is employed to serve as the President and Chief Operating Officer of the Company and shall report to Kelly Hoffman, Chief Executive Officer of the Company. His Employment Agreement shall be valid until August 18, 2026 and shall be deemed to be automatically extended for successive periods of one year, unless terminated pursuant to Section 5.

The Company will pay Mr. Wilson an annual base salary of $275,000 that shall be reviewed by the board of directors at least annually and may be increased during the term of employment. Mr. Wilson will be eligible to receive an annual bonus in an amount up to 50% of his base salary. The form and terms of annual bonus shall be in the sole and absolute discretion of the board of directors or compensation committee. The annual bonus may be paid in cash or shares of Company common stock as determined in the sole discretion of the compensation committee. Subject to Section 5 of his Employment Agreement, Mr. Wilson must be employed by the Company on the actual date that annual bonuses are paid to receive a bonus.

Mr. Wilson is eligible to participate in the Company’s 2023 Plan, subject to the terms of the 2023 Plan. Mr. Wilson is eligible to participate in and receive benefits offered to Company employees, including paid and holiday time off, health insurance coverage and participation in our 401(k) plan. Mr. Wilson is subject to confidentiality covenants, as well as non-solicitation covenants that extend for twelve months after termination of employment.

Executive Employment Agreement – Robert Matthew Garner

Under Robert Matthew Garner’s Employment Agreement, Mr. Garner is employed to serve as the General Counsel, Vice President of Land and Secretary of the Company, and shall report to Daniel Wilson, President and Chief Operating Officer of the Company. His Employment Agreement shall be valid until August 18, 2026 and shall be deemed to be automatically extended for successive periods of one year, unless terminated pursuant to Section 5.

The Company will pay Mr. Garner an annual base salary of $225,000 that shall be reviewed by the board of directors at least annually and may be increased during the term of employment. Mr. Garner will be eligible to receive an annual bonus in an amount up to 40% of his base salary. The form and terms of annual bonus shall be in the sole and absolute discretion of the board of directors or compensation committee. The annual bonus may be paid in cash or shares of Company common stock as determined in the sole discretion of the compensation committee. Subject to Section 5 of his Employment Agreement, Mr. Garner must be employed by the Company on the actual date that annual bonuses are paid to receive a bonus.

Mr. Garner is eligible to participate in the Company’s 2023 Plan, subject to the terms of the 2023 Plan. Mr. Garner is eligible to participate in and receive benefits offered to Company employees, including paid and holiday time off, health insurance coverage and participation in our 401(k) plan. Mr. Garner is subject to confidentiality covenants, as well as non-solicitation covenants that extend for twelve months after termination of employment.

Potential Payments Upon Termination or Change in Control. Each Employment Agreement provides that, if an executive’s employment with the Company is terminated due to the Company’s non-renewal of an Employment Agreement, by the Company without “Cause,” or by the executive with “Good Reason” (as each is defined below), then the executive will receive (1) any accrued but unpaid or unused portion of the executive’s base salary and vacation days, as well any employee benefits (including equity compensation) to which the executive may be entitled as of the applicable termination date (collectively, the “Accrued Amounts”), and (2) subject to the conditions in the following paragraph, (a) a lump sum payment equal to 100% of the sum of the executive’s base salary and target bonus for the year in which the termination occurs, (b) any earned but unpaid annual bonus with respect to the calendar year immediately preceding the termination date, and (c) if the executive elects coverage under the Company’s medical plan pursuant to COBRA, reimbursement for the full amount of the premium paid by the executive for the executive and his or her dependents, if any (collectively, the “Termination Benefits,” and together with the Accrued Amounts, the “Executive Separation Benefits”). Additionally, in the event an executive’s employment with the Company is terminated by the Company without “Cause” or by the executive with “Good Reason,” in each case within twenty-four months of a “Change in Control” (as defined in the Employment Agreements), then such executive will be entitled to receive the Executive Separation Benefits, except that the lump sum payment described in clause (2)(a), above, shall be equal to 200% of the sum of the executive’s base salary and target bonus for the year in which the termination occurs, and the executive will also be entitled to receive a lump sum payment equal to 600% the executive’s monthly COBRA premium.

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Any executive’s receipt of the Executive Separation Benefits will be subject to the executive’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants contained in the Employment Agreements. Such restrictive covenants include customary cooperation, non-solicitation (of both employees and customers for a period of twelve months), and non-disparagement covenants, as well as a perpetual obligation of confidentiality.

“Cause,” as defined in each Employment Agreement, means an executive’s (i) willful failure to perform his or her duties, or to comply with any valid and legal directive of the board of directors; (ii) engagement in dishonesty, illegal conduct, or gross misconduct that is materially injurious to the Company or its affiliates; (iv) embezzlement, misappropriation, or fraud, whether or not related to the executive’s employment with the Company; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of the Company’s written policies or codes of conduct; (vii) willful unauthorized disclosure of confidential information; (viii) material breach of any material obligation under each Employment Agreement; or (ix) engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

“Good Reason,” as defined in each Employment Agreement, means (i) a material reduction in an executive’s base salary (other than a general reduction in base salary that affects all similarly situated executives of the Company in substantially the same proportions); (ii) a material reduction in an executive’s target bonus opportunity; (iii) a relocation of an executive’s principal place of employment by more than 50 miles; (iv) any material breach by the Company of any material provision of an Employment Agreement with the Company; or (v) a material, adverse change in an executive’s title, authority, duties, or responsibilities.

Outstanding Equity Awards at Year-End

No equity awards were awarded during the year ended December 31, 2022 and the period from June 21, 2021 (Inception) through December 31, 2021.

Incentive Award Plan

2023 Long Term Incentive Plan

Immediately prior to the effectiveness of this offering, we intend to adopt the Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan (the “2023 Plan”). Under the 2023 Plan, we may grant cash and equity incentive awards to eligible employees, directors and consultants in order to attract, retain and motivate the talent for which we compete. The material terms of the 2023 Plan, as it is currently contemplated, are summarized below. Until implemented, the terms of the 2023 Plan and, accordingly, this summary, are subject to change.

Awards. The 2023 Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that are not intended to qualify as ISOs; (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards; (v) restricted stock units (“RSUs”); (vi) stock awards; (vii) performance awards; (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards, all of which (i) through (xi) are referred to collectively herein as the “Awards.”

Eligibility. Officers, directors, employees, and consultants of the Company and its affiliates will be eligible to receive the Awards under the 2023 Plan.

Administration. The compensation committee of the board of directors of the Company, or such other committee as determined by the board of directors (as applicable, referred to herein as the “Administrator”), will administer the 2023 Plan pursuant to its terms and all applicable state, federal or other rules or laws. The Administrator will have the power to determine to whom and when Awards will be granted, determine the amount of Awards (measured in cash or in shares of common stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercisability of an Award, delegate its duties under the 2023 Plan, and execute all other responsibilities permitted or required under the 2023 Plan.

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Securities to be Offered. 1,000,000 shares of common stock are reserved for issuance pursuant to the 2023 Plan. All available shares of common stock may be issued as ISOs. Shares underlying Awards that are cancelled, forfeited, exchanged, terminated or settled in cash shall not be considered delivered and shall again be available for future Awards under the 2023 Plan.

Plan Benefits. Awards under the 2023 Plan will be granted in amounts and to individuals as determined by the compensation committee in its sole discretion. Therefore, the benefits or amounts that will be received by employees, officers, directors and consultants under the 2023 Plan are not determinable at this time.

Non-Employee Director Limits. For any calendar year in which the 2023 Plan is in effect, a non-employee director may not be granted Awards (i) relating to more than 80,000 shares of common stock, or (ii) if greater, Awards having a grant date value in excess of $400,000, in each case multiplied by the number of full or partial calendar years in any performance period for the particular Award. The foregoing limit is doubled for the first year in which a non-employee director joins the board.

Minimum Vesting Requirement. Except as noted below, all Awards that are designated to be settled solely in shares of common stock shall be subject to a minimum vesting requirement of at least one year from the date the Award was granted, and no portion of any such Award may vest or become exercisable earlier than the first anniversary of the date such Award was granted; provided, however, that the foregoing minimum vesting requirement shall not apply: (a) with respect to five percent of the number of shares of common stock available for grant as Awards under the 2023 Plan (such five percent being referred to in the Plan as the “Carve-Out Exception”), (b) to the vesting of an Award that is accelerated in the event of a participant’s death, disability, retirement, termination of employment, as a result of a change in control or such other events that the compensation committee determines pursuant to the exercise of its authority under the 2023 Plan, and (c) to the vesting of an Award that is granted to a non-employee director.

Types of Awards:

Options—The 2023 Plan provides for the grant of options to eligible persons including: (i) ISOs which comply with section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under the 2023 Plan will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the prior approval of the Company’s shareholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in common stock, other awards or other property) and the methods and forms in which common stock will be delivered to a participant.

SARs—A SAR is the right to receive the excess of the fair market value of one share of common stock on the date of exercise over the per share exercise price of the SAR, paid in cash or in common stock as determined by the Administrator. The exercise price of a share of common stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the common stock on the date of grant. The Administrator will have the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards—A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the 2023 Plan or an award agreement, the holder of a restricted stock award will have the rights of a shareholder, including the right to vote the common stock subject to the restricted stock award or to receive dividends on the common stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such common stock or other property has been distributed.

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Restricted Stock Units—RSUs are rights to receive common stock, cash, or a combination of both at the end of a specified period based on the number of shares of common stock covered by the RSUs. The Administrator may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times as determined by the Administrator. Restricted stock units may be settled by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the Administrator at the date of grant or thereafter.

Stock Awards—The Administrator will be authorized to grant common stock as a bonus stock award. The Administrator will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with a bonus stock award.

Performance Awards—The vesting, exercise or settlement of Awards may be subject to achievement of one or more performance criteria specified by the Administrator.

Dividend Equivalents—Dividend equivalents entitle a participant to receive cash, common stock or other property equal in value to dividends paid with respect to a specified number of shares of the Company’s common stock. Dividend equivalents may be granted in connection with another Award (other than a restricted stock award or a bonus stock award). Dividend equivalents will be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such dividend equivalents were granted.

Other Stock-Based Awards—Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of the Company’s common stock.

Cash Awards—Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.

Substitute Awards—Awards may be granted in substitution or exchange for any other Award granted under the 2023 Plan or under another equity incentive plan or any other right of an eligible person to receive payment from the Company. Awards may also be granted under the 2023 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of its affiliates.

Certain Transactions. If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease or other change in the number or type of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to the 2023 Plan and to any Award under the 2023 Plan. The Administrator will also have the discretion to make certain adjustments to Awards in the event of a change in control, such as accelerating the vesting or exercisability of Awards, requiring the surrender of an Award, with or without consideration, or making any other adjustment or modification to the Award that the Administrator determines is appropriate in light of such transaction.

Plan Amendment and Termination. The compensation committee may amend or terminate the 2023 Plan at any time; however, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The 2023 Plan will remain in effect for a period of ten years measured from the 2023 Plan’s effective date, which is anticipated to be immediately prior to the effectiveness of this offering (unless earlier terminated by the Administrator).

Clawback. All awards under the 2023 Plan will be subject to any clawback or recapture policy adopted by the Company, as in effect from time to time.

Director Compensation

No compensation was paid during the period from June 21, 2021 (Inception) through December 31, 2021 or for the year ended December 31, 2022, to the directors of the Company for their respective services rendered during 2021 and 2022. Officers or employees of the Company who also serve as directors of the Company have not previously received additional compensation for their service as a director.

The non-employee director compensation program will provide for annual retainer fees and/or long-term equity awards for our non-employee directors, as determined by the Compensation Committee. We expect each non-employee director will receive a monthly cash retainer of $2,500. Non-employee directors will receive an additional $1,500 per in-person board meeting and $500 per virtual board meeting. Additionally, subject to approval of the Compensation Committee, we expect to issue each of our non-employee directors 30,000 shares of restricted common stock shortly after closing of our initial public offering, which awards will vest annually in equal one-third parts over three years from the date of issuance.

Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the 2023 Plan, as described above, but such limits will not apply prior to the first calendar year following the calendar year in which this offering is completed. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2023 Plan. As provided in the 2023 Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since June 21, 2021 (Inception) to which we have been a party in which the amount involved will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.”

Subscription Agreements

We entered into separate subscription agreements with the investors from our recently completed 2022 Private Placement, pursuant to which the investors agreed to purchase, and we agreed to issue and sell an aggregate of 5.6 million shares of our common stock at a purchase price of $1.00 per share (or 1.12 million shares of our common stock for $5.00 per share after giving effect to the Reverse Stock Split), resulting in aggregate net proceeds of $5.52 million (after the payment of offering expenses). On May 26, 2022, we entered into a subscription agreement with Robert Matthew Garner, our General Counsel, Vice President of Land and Secretary, and his wife, pursuant to which we issued 200,000 shares of our common stock (or 40,000 shares of our common stock after giving effect to the Reverse Stock Split) for a total purchase price of $200,000. Each of the subscription agreements sets forth certain contractual registration rights available to such private placement investors under certain circumstances.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers that are substantially similar to the form of Indemnification Agreement filed as Exhibit 10.1 to this registration statement. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted under the NRS, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 11, 2023 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our common stock before this offering is based on 3,626,334 shares of common stock outstanding after giving effect to the 1-for-5 Reverse Stock Split, which we intend to effect after the effectiveness of the registration statement of which this prospectus is a part, but prior to the closing of this offering. Percentage ownership of our common stock after this offering is based on 5,626,334 shares of common stock outstanding after giving effect to our issuance of shares of our common stock in this offering (assuming no exercise of the underwriter’s option to purchase additional shares). In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, restricted units or other rights held by such person that are currently exercisable or will become exercisable within 60 days of                   , 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Rise Oil & Gas, Inc., 8911 N. Capital of Texas Highway, Suite 4200, Austin, Texas 78759.

	Common Stock Beneficially Owned Prior to the Offering		Common Stock to be Sold in the Offering	Common Stock Beneficially Owned After the Offering (assuming no option exercise)		Common Stock Beneficially Owned After the Offering (assuming full option exercise)
Name of Beneficial Owner	Number	Percentage	Number	Number	Percentage	Number	Percentage
Named Executive Officers and Directors
Kelly Hoffman	1,218,500	33.60%	—	1,218,500	21.7%	1,218,500	20.1%
Daniel Wilson	903,334	24.91%	—	903,334	16.1%	903,334	15.2%
Robert Matthew Garner(1)	50,000	1.38%	—	50,000	* %	50,000	* %
David Beard	—	—%	—	—	—%	—	—%
David Bledsoe	—	—%	—	—	—%	—	—%
Lori Nembirkow	—	—%	—	—	—%	—	—%

All Executive Officers and Directors as a Group (6 persons)	2,171,834	59.89%	—	2,171,834	38.6%	2,171,834	36.7%
5% Stockholders
Kelly Hoffman	1,218,500	33.60%	—	1,218,500	21.7%	1,218,500	20.1%
Daniel Wilson	903,334	24.91%	—	903,334	16.1%	903,334	15.2%

* Represents less than 1.0%.

(1)	Includes 50,000 shares of common stock held by Robert Matthew Garner and his wife, Jessica Garner, as joint tenants with the right of survivorship.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

The following description summarizes the most important terms of our capital stock and certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, as each will be in effect upon the closing of this offering. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our amended and restated articles of incorporation and amended and restated bylaws, each of which will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law.

Immediately prior to the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus,                       shares of our common stock are outstanding, held by approximately                        stockholders of record, and no shares of our preferred stock are outstanding.

Common Stock

All shares of common stock are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights.

Dividends. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments.

Fully Paid and Nonassessable. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Rights and Preferences. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Liquidation. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

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Anti-Takeover Provisions

Provisions of our amended and restated articles of incorporation and amended and restated bylaws and the NRS could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our Company. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated articles of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated articles of incorporation and amended and restated bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that our board of directors will be divided into three classes, with the directors in each class to serve three-year terms, with one class being elected each year by our stockholders;

●	eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Nevada law and indemnify our directors and officers to the fullest extent permitted by Nevada law;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer or president (in the absence of a chairman and chief executive officer), or by the written request of at least a majority of our board of directors;

●	provide that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent;

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

●	provide that the board of directors has express and exclusive authority to amend or repeal our bylaws or to adopt new bylaws; and

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●

provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company in such capacity to the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS Chapters 78 or 92A or any provision of our amended and restated articles of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our organizational documents, shall be the Eighth Judicial District Court of Clark County, Nevada (or, if the state court does not have jurisdiction, the federal district court for the District of Nevada); provided that this exclusive forum provision is intended to apply to claims arising under Nevada state law and would not apply to claims brought pursuant to the Exchange Act or the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction, and that such choice-of-forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

●	Authorized but Unissued Stock. Pursuant to our articles of incorporation and applicable provisions of Chapter 78 of the NRS, the authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

●	Evaluation of Acquisition Proposals. The NRS expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

●	Control Share Acquisitions. Nevada has adopted a “control share acquisitions” statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances. Our amended and restated articles of incorporation will reflect that we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Sections 78.378 – 78.3793 of the NRS) until immediately following the time at which each of our founders cease to individually beneficially own shares of common stock representing at least 15% of the voting power of our voting stock, and thereafter we will be governed by Sections 78.378 – 78.3793 of the NRS for so long as such provisions apply to us.

●	Combinations with Interested Stockholders. Nevada has adopted a “combinations with interested stockholders” statute designed to prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statute, a corporation may elect not to be governed by these statutes. Our amended and restated articles of incorporation will reflect that we have elected not to be governed by the terms and provisions of Nevada’s “combinations with interested stockholders” statute (Sections 78.411 through 78.444 of the NRS) until immediately following the time at which each of our founders cease to individually beneficially own shares of common stock representing at least 15% of the voting power of our voting stock, and thereafter we will be governed by Sections 78.411 through 78.444 of the NRS for so long as such provisions apply to us.

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Underwriter Warrants

We have agreed to issue the Underwriter Warrants to ThinkEquity LLC or its designees upon closing of this offering. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement related to this offering and expiring on the five-year anniversary of such effective date, at a price per share equal to 125% of the public offering price per share of common stock in this offering. The shares of common stock underlying the Underwriter Warrants are not being registered for resale by the underwriter by this registration statement. The Underwriter Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110, and further, the number of shares underlying the Underwriter Warrants shall be reduced if necessary to comply with FINRA rules or regulations. For more information about the Underwriter Warrants, see “Underwriting — Underwriter Warrants.”

Registration Rights

For a description of registration rights with respect to shares of common stock sold in our previously completed 2022 Private Placement, see “Certain Relationships and Related Party Transactions — Subscription Agreements.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be VStock Transfer, LLC.

Listing

Our common stock has been approved for listing on the NYSE American under the symbol “RISE.”

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SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock, and no predictions can be made about the effect, if any, that market sales of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors — Risks Related to this Offering — A substantial portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well.” Furthermore, although our common stock has been approved for listing on the NYSE American, we cannot assure you that there will be an active public trading market for our common stock.

Upon the closing of this offering, based on the number of shares of our common stock outstanding as of December 11, 2023, we will have an aggregate of 5,626,334 shares of our common stock outstanding (assuming no exercise of the underwriter’s option to purchase additional shares). Of these shares of our common stock, all of the 2,000,000 shares sold in this offering (or 2,300,000 shares if the underwriter exercises in full its option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining shares of our common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that all of these shares will be subject to the six-month or twelve-month lock-up periods under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately 5,626,334 shares of our common stock will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up Agreements

All of our directors, executive officers and all of our security holders are subject to lock-up agreements that, subject to certain exceptions, require them not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company, or enter into any swap or any other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, for a period of 12 months (with respect to executive officers and directors) and six months (with respect to other security holders) following the date of this prospectus, without the prior written consent of ThinkEquity LLC. For more information about the lock-up agreements, see “Underwriting — Lock-Up Agreements” beginning on page 72 of this prospectus.

Registration Rights

For a description of registration rights with respect to shares of common stock sold in our previously completed 2022 Private Placement, see “Certain Relationships and Related Party Transactions — Subscription Agreements.”

Rule 144

Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “brokers transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three month-period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 56,263 shares of our common stock immediately after this offering (assuming no exercise of the underwriter’s option to purchase additional shares); or

●	the average weekly reported trading volume in shares of our common stock on the NYSE American during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC with respect to such sale.

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Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE American concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, officers, directors, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement executed before the effective date of the registration statement under the Securities Act is entitled to resell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of ours can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of ours can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2023 Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the Form S-8 registration statement will be available for sale in the open market following the registration statement’s effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete and comprehensive analysis of all potential tax consequences resulting from the purchase, ownership and disposition of our common stock issued pursuant to this offering. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not addressed herein. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Holders of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities or currencies;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement; and

●	tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner (or person or entity treated as a partner) will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Definition of a U.S. Holder

The following is a summary of the certain U.S. federal income tax consequences of the ownership and disposition of our common stock that will apply to a U.S. Holder of our common stock. For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our common stock, other than an entity or arrangement treated as a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds the amount of our current and accumulated earnings and profits, such excess will be treated first, as reducing a U.S. Holder’s adjusted basis in its common stock, but not below zero, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, as described below under “— U.S. Holders —Sale or Other Disposition of Our Common Stock.”

To the extent that any portion of the distribution is treated as a dividend, corporate U.S. Holders should generally be eligible for a dividend-received deduction and non-corporate U.S. Holders should qualify for reduced rates applicable to qualified dividend income, assuming, in each case, that a minimum holding period and certain other generally applicable requirements are satisfied.

Sale or Other Disposition of Our Common Stock

A U.S. Holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. Holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. Holder’s adjusted tax basis in its common stock will generally equal the amount the U.S. Holder paid for such common stock, less any prior distributions treated as a return of capital. Gain or loss should generally be long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

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Non-U.S. Holders

Definition of a Non-U.S. Holder

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock that will apply to a Non-U.S. Holder of our common stock. For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holder’s common stock constitutes a “United States real property interest” (“USRPI”) (see the discussion below under “— Non-U.S. Holders — Sale or Other Disposition of Common Stock”). However, we or our withholding agent may elect to withhold at a rate of up to 30% on the entire amount of the distribution, even if the Non-U.S. Holder’s common stock does not constitute a USRPI. Because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the tax year in which the tax was withheld). To the extent a distribution exceeds a Non-U.S. Holder’s basis in our common stock, such excess will be treated as capital gain and will be treated as described below under “— Non-U.S. Holders — Sale or Other Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid, properly complete and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates applicable to U.S. persons. In such case, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described in the preceding paragraph, provided that such Non-U.S. Holder furnishes a valid, properly completed and executed IRS Form W-8ECI. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid, properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

Sale or Other Disposition of Our Common Stock

Subject to the discussions below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a USRPI because we are or have been a USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

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Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least 50% of the total fair market value of our USRPIs, our non-U.S. real property interests and our other business assets. We may currently be, and in any event we expect to become, a USRPHC. Assuming we currently are a USRPHC or become one in the future, our common stock generally would constitute a USRPI. A Non-U.S. Holder generally is subject to a 15% withholding tax on the amount realized from a sale or other taxable disposition of a USRPI, which is required to be collected from any sale or disposition proceeds. Such a Non-U.S. Holder is subject to U.S. federal income tax (at the rates applicable to a U.S. person) in respect of any gain on its sale or disposition of a USRPI and is required to file a U.S. federal income tax return to report such gain and pay any U.S. federal income tax liability that is not satisfied by withholding (as described in the immediately preceding sentence). However, if our common stock were “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, then a Non-U.S. Holder would not be subject to the 15% withholding tax on the sale or disposition of common stock, even if our common stock is a USRPI. Moreover, if our common stock were regularly traded and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period, then our common stock will not be treated as a USRPI with respect to such Non-U.S. Holder, and such Non-U.S. Holder will not be subject to the U.S. federal income tax described above on any gain realized upon the sale or disposition of common stock.

Information Reporting and Backup Withholding

Payments of dividends on our common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such Non-U.S. Holder is a U.S. person and such Non-U.S. Holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid, properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption from such withholding. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our common stock paid to such Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder.

In addition, proceeds of the sale or other taxable disposition of our common stock by a Non-U.S. Holder within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person or such Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

We will not pay additional amounts or “gross up” payments as a result of any withholding or taxes described above. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and applicable Treasury Regulations (“Foreign Account Tax Compliance Act”, or “FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Although FATCA withholding generally applies to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations would eliminate FATCA withholding from payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay additional amounts or “gross up” payments as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in our common stock.

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity LLC
Total

The underwriters are committed to purchase all shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase a maximum of 300,000 additional shares of common stock (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the initial public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $11,500,000 and the total net proceeds, before expenses, to us will be $10,695,000.

Discount

The following table shows the initial public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expense, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1.0% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option).

We have paid an expense deposit of $40,000 to the representative for out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

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In addition, we have agreed to pay all expenses incident to the performance of the obligations of the Company under the underwriting agreement, including but not limited to, (a) all filing fees and communication expenses relating to the registration of the shares sold in this offering (including shares issuable upon the exercise of the over-allotment option) with the SEC; (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of the shares sold in this offering on the NYSE American and such other stock exchanges as the Company and the representative together determine, including any fees charged by The Depository Trust Company for new securities; (d) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of the shares sold in this offering under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares sold in this offering under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (h) the costs and expenses of a public relations firm; (i) the costs of preparing, printing and delivering certificates representing the shares sold in this offering; (j) fees and expenses of our transfer agent for the shares of common stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; (l) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, in such quantities as the representative may reasonably request, in an amount not to exceed $3,000; (m) the fees and expenses of our accountants; (n) the fees and expenses of our legal counsel and other agents and representatives; (o) fees and expenses of the representative’s legal counsel not to exceed $125,000; (p) the $29,500 cost associated with the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (q) $10,000 for data services and communications expenses; (r) up to $10,000 of the representative’s actual accountable “road show” expenses; and (s) up to $30,000 of the representative’s market making and trading, and clearing firm settlement expenses for this offering; provided that expenses to be reimbursed to the representative in connection with the foregoing items shall not exceed $200,000 in the aggregate.

We estimate that the total expenses of this offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $2,405,000.

Underwriter Warrants

We have agreed to issue to the representative or its designees warrants to purchase up to a total of 100,000 (or 115,000 if the over-allotment option is exercised in full) shares of our common stock (5% of the aggregate number of shares of common stock sold in this offering) (the “Underwriter Warrants”). The Underwriter Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. The Underwriter Warrants are exercisable at any time, from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement related to this offering and expiring on the five-year anniversary of such effective date.

The Underwriter Warrants and the shares of common stock underlying the Underwriter Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The representative or permitted assignees under such rule may not sell, transfer, assign, pledge or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will the representative engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying shares of common stock for a period of 180 days from the effective date of the registration statement. Additionally, the Underwriter Warrants may not be sold, transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement, except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The Underwriter Warrants will provide for adjustment in the number and price of the Underwriter Warrants and the shares of common stock underlying the Underwriter Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us. The Underwriter Warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) consistent with FINRA Rule 5110. The demand for registration may be made at any time beginning on the initial exercise date of the Underwriter Warrants and expiring on the fifth anniversary of the effective date of this registration statement in accordance with FINRA Rule 5110(g)(8)(C). In addition to the one-time demand registration right, the Underwriter Warrants shall have unlimited piggyback rights, for a period of no more than two years from the initial exercise date of the Underwriter Warrants in accordance with FINRA Rule 5110(g)(8)(D). The Underwriter Warrants will also provide for customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Underwriter Warrants shall be reduced if necessary to comply with FINRA rules and regulations.

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Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Our existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of our securities, for a period of 12 months, in the case of our executive officers and directors, and for six months in the case of our other stockholders, after the date of this prospectus, without the prior written consent of the representative. We have agreed with the underwriter not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock for a period of 180 days after the date of the underwriting agreement without the prior written consent of the representative. Following the expiration of the applicable lock-up period, all of the issued and outstanding shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144.

Right of First Refusal

The underwriting agreement provides that, provided that the shares being offered by us in this offering are sold in accordance with the terms of the underwriting agreement, for a period of 12 months from the closing of this offering, we will grant the representative an irrevocable right of first refusal to act as a sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive underwriter and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity offering, including all equity-linked financings, during such 12 month period for us, or any successor to or any subsidiary of us, on terms customary for transactions of similar size and type and mutually agreed upon by the Company and the representative.

Indemnification

To the extent permitted by law, we have agreed to indemnify the underwriters and their affiliates, stockholders, directors, officers, employees, members and controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

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Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (“PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

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Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa, or “CONSOB”), pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors (“Qualified Investors”), as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, as amended (“Regulation no. 1197l”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Regulation no. 1197l.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended, Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007, and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

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Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

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United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) of FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company. In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of FSMA (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

77

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP and Baker Botts L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriter by Haynes and Boone LLP, acting as counsel to the underwriter.

EXPERTS

The financial statements of Rise Oil & Gas, Inc. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from June 21, 2021 (Inception) through December 31, 2021 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our website address is www.RiseOil.com. The information on or accessible through our website does not constitute part of this prospectus.

78

INDEX TO FINANCIAL STATEMENTS

RISE OIL & GAS, INC.

Audited Financial Statements	Page

Report of Independent Registered Public Accounting Firm, PCAOB ID: 49	F-2

Balance Sheets as of December 31, 2022 and December 31, 2021	F-3

Statements of Operations for the Year ended December 31, 2022 and the Period from June 21, 2021 (Inception) through December 31, 2021	F-4

Statements of Changes in Stockholders’ Equity (Deficit) for the Year ended December 31, 2022 and the Period from June 21, 2021 (Inception) through December 31, 2021	F-5

Statements of Cash Flows for the Year ended December 31, 2022 and the Period from June 21, 2021 (Inception) through December 31, 2021	F-6

Notes to the Financial Statements	F-7

F-1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Rise Oil & Gas, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Rise Oil & Gas, Inc. (the Company) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2022.

Houston, Texas

March 24, 2023

F-2

RISE OIL & GAS, INC.

Balance Sheets

	As of December 31,
	2022	2021
ASSETS
Current Assets:
Cash and Cash Equivalents	$2,636,908	$—
Prepaid Expenses	33,610	5,408
Total Current Assets	2,670,518	5,408

Property and Equipment:
Unproved Oil and Gas Properties, Full Cost Method	1,650,699	—
Office Equipment and Software	35,959	11,517
Total Property and Equipment	1,686,658	11,517
Less: Accumulated Depreciation and Amortization	(7,863)	(2,698)

Net Property and Equipment	1,678,795	8,819
Other Assets:
Other Non-Current Assets	734,291	76,350
Deferred Tax Asset, Net of Allowance of $251,827 and $14,083	—	—
Total Other Assets	734,291	76,350
TOTAL ASSETS	$5,083,604	$90,577

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$745,247	$96,265
Payable - Related Parties	5,712	61,372
Total Current Liabilities	750,959	157,637

Total Liabilities	750,959	157,637

Commitments and Contingencies (Notes 6 and 10)

Stockholders’ Equity (Deficit):
Common Stock 20,000,000 and 1,000 Shares Authorized, 16,766,667 and 1,000 Shares Issued and Outstanding, $.001 Par Value	16,767	1
Additional Paid-in Capital	5,515,054	—
Accumulated (Deficit)	(1,199,176)	(67,061)
Total Stockholders’ Equity (Deficit)	4,332,645	(67,060)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$5,083,604	$90,577

The accompanying notes are an integral part of these financial statements.

F-3

RISE OIL & GAS, INC.

Statements of Operations

	For the Year Ended December 31, 2022	For the Period from June 21, 2021 (Inception) through December 31, 2021

Operating Expenses:
General and Administrative Expenses	$1,126,950	$64,363
Amortization	2,490	2,282
Depreciation	2,675	416
Total Operating Expenses	1,132,115	67,061

Net (Loss) Before Income Tax	(1,132,115)	(67,061)

Income Tax Expense (Benefit)	—	—

Net (Loss)	$(1,132,115)	$(67,061)

Net (Loss) Per Common Share:
Basic	$(.08)	$(67.06)
Diluted	$(.08)	$(67.06)

Weighted-average number shares outstanding for Basic and Diluted	13,872,197	1,000

The accompanying notes are an integral part of these financial statements.

F-4

RISE OIL & GAS, INC.

Statements of Changes in Stockholders’ Equity (Deficit)

	# Shares	Common Stock	Additional Paid-In Capital	Accumulated (Deficit)	Total
Balance, June 21, 2021 (Inception)	—	$—	$—	$—	$—

Issuance of Common Stock Financed Through Related Party Payables	1,000	1	—	—	1
Net (Loss)	—	—	—	(67,061)	(67,061)

Balance, December 31, 2021	1,000	$1	$—	$(67,061)	$(67,060)

Common Stock Issued at $1.00 per Share	5,600,000	5,600	5,594,400	—	5,600,000
Issuance of Common Stock Financed Through Related Party Payables	11,165,667	11,166	—	—	11,166
Stock Issuance Costs	—	—	(79,346)	—	(79,346)

Net (Loss)	—	—	—	(1,132,115)	(1,132,115)

Balance, December 31, 2022	$16,766,667	$16,767	$5,515,054	$(1,199,176)	$4,332,645

The accompanying notes are an integral part of these financial statements.

F-5

RISE OIL & GAS, INC.

Statements of Cash Flows

	For the Year Ended December 31, 2022	For the Period from June 21, 2021 (Inception) through December 31, 2021

Cash Flows from Operating Activities:
Net (Loss)	$(1,132,115)	$(67,061)

Adjustments to Reconcile Net (Loss) to Net Cash
(Used) In Operating Activities:
Depreciation	2,675	416
Amortization	2,490	2,282
Change in Assets and Liabilities:
(Increase) in Prepaid Expenses	(20,306)	(81,758)
Increase (Decrease) in Accounts Payable	(17,583)	96,265
Net Cash (Used) In Operating Activities	(1,164,839)	(49,856)

Cash Flows from Investing Activities:
Purchase of Unproved Oil and Gas Properties	(1,601,747)	—
Purchase of Office Equipment and Software	(24,442)	(11,517)
Net Cash (Used) In Investing Activities	(1,626,189)	(11,517)

Cash Flows from Financing Activities:
Advances from Related Parties	21,664	61,373
Repayments to Related Parties	(66,158)	—
Proceeds from Issuance of Common Stock	5,600,000	—
Payment of Stock Offering Costs	(127,570)	—
Net Cash Provided By Financing Activities	$5,427,936	$61,373

Net Increase in Cash	$2,636,908	$—

Cash at Beginning of Period	—	—
Cash at End of Period	$2,636,908	$—

Non-Cash Investing and Financing Activities:

Property Costs Financed Through Accounts Payable	$48,952	$—
Stock Issuance Costs Included in Equity	$71,865	$—
Settlement of Related Party Payables with Common Stock Issuance	$11,166	$1
Stock Issuance Costs Included in Accounts Payable	$617,615	$—

The accompanying notes are an integral part of these financial statements.

F-6

NOTE 1:	ORGANIZATION

Organizational History and Nature of Operations – Rise Oil & Gas, Inc. (the “Company”) was incorporated in the State of Texas on June 21, 2021, as EDI Operating, Inc. The Company changed its name to Rise Oil & Gas, Inc. on January 26, 2022. The Company has been in a start-up mode since its inception and will, when fully funded and other organizational matters are completed, be in the business of acquiring, developing and operating oil and gas properties. As of December 31, 2022, the Company had not commenced commercial operations. The Company began to obtain funding from qualified private investors in February 2022 and currently continues its efforts to raise capital and evaluate potential oil and gas properties for acquisition and development. In September 2022, the Company’s management engaged an investment banking firm, ThinkEquity LLC, to initiate a public market capital raise. As of the date of these financial statements, management and its advisors are working to complete the necessary legal and financial documentation and authorizations required to access the public capital markets.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies adopted by Company are summarized below:

Basis of Accounting – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). As stated above, since its initial organization, the Company’s management has devoted its efforts to all those activities necessary for the Company to conduct its primary business purpose. Those efforts include corporate organization, legal consultations, acquisition of office space, software licensing, investor relations and prospect investigation and review. U.S. GAAP requires entities in a start-up phase to expense as incurred all organization costs and preoperational expenses.

Segments – Based upon how the Company is organized and managed, the Company has one reportable segment, which is oil and gas development, exploration, and production. The Company has a single, company-wide management team that allocates capital resources and measures financial performance as a single enterprise.

Risks and Uncertainties – The Company is a business whose planned principal operations are the acquisition, exploration and development and operation of oil and gas properties. The Company has been since inception and continues its efforts in organizing its business processes, raising additional capital and evaluating oil and gas properties for possible acquisition. The Company’s activities are subject to significant risks and uncertainties, including failing to secure adequate additional capital to acquire oil and gas properties, not finding commercially productive amounts of oil and gas from development activities and commodity price volatility.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash in banks, and all highly liquid investments with a maturity of three months or less at the time of purchase.

Deferred Offering Costs – Deferred offering costs consist of professional and registration fees that are directly related to equity offerings and issuances. Should any equity offering be abandoned, the deferred offering costs, to the extent not waived pursuant to contractual contingencies relating to a successful offering, will be charged to operations. As of December 31, 2022, the Company has incurred deferred offering costs of $730,222, which are reported in Other Non-Current Assets in the balance sheet. These deferred offering costs will be deducted from the proceeds of the associated future equity offerings or issuances.

Property and Equipment – Property and equipment is stated at historical cost adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of office equipment and placing such equipment in service. The cost of additions and betterments more than $1,000 are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Impairment of long-lived assets such as property and equipment exist when the carrying value exceeds its fair value and is nonrecoverable. No impairment of property and equipment was recognized during the periods presented.

F-7

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Office Equipment	3 – 7 years

Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method. Depreciation expense for the year ended December 31, 2022 was $2,675, and for the period from June 21, 2021 (Inception) through December 31, 2021 was $416. Software costs are amortized on the straight-line basis over a three-year period. Amortization of these costs for the year ended December 31, 2022 was $2,490 and for the period from June 21, 2021 (Inception) through December 31, 2021 was $2,282.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the acquisition, leasing, exploration and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, delay rentals on undeveloped properties and costs of drilling and equipping productive wells and drilling costs for non-productive wells. The Company has not capitalized into the full cost pool any general and administrative expenses or interest expense for year ended December 31, 2022 and for the period from June 21, 2021 (Inception) through December 31, 2021, and do not anticipate making such allocation of general and administrative costs and interest expense in the future. Capitalized costs are generally categorized either as being subject to amortization or not subject to amortization.

All capitalized costs of oil and gas properties, plus estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves as determined by the Company’s independent petroleum engineers, once such engineers are engaged. The Company evaluates oil and gas properties for impairment quarterly. The Company did not incur a write down of its undeveloped oil and gas properties for the year ended December 31, 2022 due to impairment. There were no undeveloped oil and gas properties for the period from June 21, 2021 (Inception) through December 31, 2021.

Capitalized costs less accumulated depreciation, depletion and amortization and related deferred income taxes shall not exceed an amount (the full cost ceiling) equal to the sum of:

1.	The present value of estimated future net revenues discounted ten percent computed in compliance with SEC guidelines;

2.	Plus, the cost of properties not being amortized;

3.	Plus, the lower of cost of estimated fair value of unproven properties included in the costs being amortized; and

4.	Less income tax effects related to differences between the book and tax basis of the properties.

The costs of unproved properties not being amortized are assessed on a property-by-property basis to determine whether such properties have been impaired. In determining whether such costs should be impaired, the Company evaluates current drilling results, lease expiration dates, current oil and gas industry conditions, international economic conditions, capital availability, and available geological and geophysical information. As these factors may change from period to period, the Company’s evaluation of these factors will change. Any impairment assessed is added to the cost of proved properties being amortized.

There were no capitalized costs included in the full cost pool subject to amortization at December 31, 2022 or 2021. As such, no impairment was recorded by the Company in the respective period.

Asset Retirement Obligation – The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final estimated retirement costs. The Company currently has no future plugging and abandonment obligations since it has not developed any of its unproven oil and gas properties.

F-8

Accounting Estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. The Company is also subject to the Texas Franchise Tax based upon its gross receipts attributable to Texas operations.

Effective June 21, 2021, the Company adopted ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. For the year ended December 31, 2022, and for the period from June 21, 2021 (Inception) through December 31, 2021, the Company has no material uncertain tax positions to be accounted for in the financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense.

For federal and state franchise and income tax purposes, the tax returns remain open for examination for a period of three and four years, respectively, after the date on which those returns are filed or amended.

Basic and Diluted Earnings per Share – Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding for the year ended December 31, 2022, and for the period from June 21, 2021 (Inception) through December 31, 2021 were 13,872,197 and 1,000, respectively. Diluted earnings per share reflects the potential dilution that could occur if all contracts to issue common stock were converted into common stock, except for those that are anti-dilutive. The dilutive effect of stock options and other share-based compensation is calculated using the treasury method.

Share-Based Employee Compensation – The Company has a stock incentive plan more fully described in Note 8. The Company will recognize the cost of employee services received in exchange for an award of common stock based on the grant-date value of the award and will recognize the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Leases – Leases for equipment, buildings or other assets will recognize lease expense on a straight-line basis over the lease term. Lease right-of-use assets and liabilities are initially recorded on the lease commencement date based on the present value of lease payments over the lease term. The Company will use its incremental borrowing rate, which is determined based on information available at the commencement date of a lease. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company’s sole discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. Oil, natural gas and mineral leases and leases with an initial term of 12 months or less (based upon application of the basket of practical expedients) are excluded from the scope of ASU 2016-02 (as hereinafter defined) and not recorded as a lease right-of-use asset and liability. See Note 6 for additional information.

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current U.S. GAAP. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Recent decisions by the Financial Accounting Standards Board have deferred the effective date of this standard for private companies until fiscal years beginning after December 15, 2021.

F-9

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” to provide accounting guidance related to revenue from contracts with customers. The guidance applies to all entities and to all contracts with customers, except for the following transactions: leases, insurance contracts, certain financial instruments, guarantees and nonmonetary exchanges between entities in the same line of business. The core principle of ASU 2014-09 provides for an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Subsequently issued ASU’s have deferred the effective date for application of this ASU to all entities, other than public business entities, certain not-for-profit entities, and certain employee benefit plans, to annual reporting periods beginning after December 15, 2018. The Company has not commenced commercial operations nor engaged in the development of undeveloped oil and gas leasehold acreage and, accordingly, no revenue producing activities had begun. Therefore, the application of this standard had no effect on or impact to the accompanying financial statements.

NOTE 3:	CONCENTRATIONS OF CREDIT RISK

The Company maintains a bank account with a financial institution that, at times, may exceed federally insured limits. The Federal Deposit Insurance Corporation (FDIC) guarantee accounts up to $250,000, per institution. The Company’s cash account balance with its financial institution was more than the FDIC insured amount of $250,000 by $2,386,908 as of December 31, 2022.

NOTE 4:	RELATED PARTY TRANSACTIONS

The related party transactions consist of advances made by the founding stockholders to fund expenses incurred in the start-up phase of the Company’s operations. Balances due to related parties as of December 31, 2022 and 2021 were $5,712 and $61,372, respectively.

NOTE 5:	INCOME TAXES

The Company began to raise capital through the issuance of its common stock and acquired unproven oil and gas properties during the year ended December 31, 2022 and has not yet begun its formal operations. Because the Company has not generated any revenue and has no prior operating history, uncertainty exists as to the Company’s ability to generate financial net income or taxable income in the near future. Accordingly, a valuation allowance has been provided equal to the deferred tax benefits as of December 31, 2022 and 2021. The components of net deferred tax assets or (liability) are as follows at current statutory tax rate of 21%:

	For Year Ended December 31, 2022	For Period from June 21, 2021 (Inception) through December 31, 2021
Tax Deductible Temporary Differences	$251,827	$14,083
Total Deferred Tax Assets	251,827	14,083
Less: Valuation Allowance	(251,827)	(14,083)
Total Net Deferred Tax Assets	$—	$—

The effective tax rate for loss is reconciled to the United States federal statutory rate as follows:

	For Year Ended December 31, 2022	For Period from June 21, 2021 (Inception) through December 31, 2021
Loss Before Income Taxes	$(1,132,115)	$(67,061)
Federal Statutory Income Tax Rate	21%	21%
Benefit for Federal Income Taxes at Statutory Rate	$237,744	$14,083
Valuation Allowance	$(237,744)	$(14,083)
Income Tax Benefit	$—	$—
Effective Tax Rate	0%	0%

F-10

NOTE 6:	LEASES

The Company is not subject to any long-term non-cancelable leases as of December 31, 2022 or 2021. The Company leases office space on a month-to-month basis.

NOTE 7:	COMMON STOCK

The Company’s certificate of formation originally authorized the issuance of 1,000 shares of $.001 par value common stock. This stock was issued to the Company’s two founding stockholders at par value. On January 26, 2022, the Board of Directors amended the certificate of formation to increase the total number of authorized shares to 20,000,000. The founding shareholders acquired at par value an additional 11,165,667 shares of this newly authorized stock. During the year ended December 31, 2022, the Company issued an additional 5,600,000 common shares to outside investors at $1.00 per share.

NOTE 8:	2022 STOCK INCENTIVE PLAN

In January 2022, the Company’s board of directors approved and adopted a long-term incentive plan which allowed for the issuance of up to 500,000 shares of the Company’s common stock. This plan allows for the grant of the Company’s stock in the form of stock options, restricted stock units or restricted stock awards. No compensation expense for share-based awards had been incurred for the year ended December 31, 2022 or 2021 as no grants had been made by the Company. As a result, all 500,000 shares were eligible for grant under this plan as of December 31, 2022.

NOTE 9:	LOSS PER SHARE INFORMATION

There were no potentially dilutive securities that have been excluded from the determination of weighted average shares outstanding because the effects thereof were anti-dilutive. See Note 8 for additional information.

	For the Year Ended December 31, 2022	For the Period from June 21, 2021 (Inception) to December 31, 2021
Net Loss	$(1,132,115)	$(67,061)
Basic Weighted- Average Shares Outstanding	13,872,197	1,000
Diluted Weighted- Average Shares Outstanding	13,872,197	1,000
Basic Loss per Share	$(.08)	$(67.06)
Diluted Loss per Share	$(.08)	$(67.06)

NOTE 10:	COMMITMENTS AND CONTINGENCIES

The Company is required to disclose general commitments such as unused letters of credit, leases, assets pledged as security for loans, unconditional purchase obligations or other contingent liabilities. In December 2022, the board of directors approved a resolution allowing the Company to execute a consulting services agreement with a third party for geologic and geophysical consulting services. The agreement may provide for the compensation for geologic and geophysical services to be paid with 300,000 shares of the Company’s common stock. As of the date of these financial statements, negotiations between the two parties continues and no formal agreement has been reached. There are no other material commitments or contingencies which would require disclosure or accrual in the financial statements for the respective period and thus no impact to the balance sheet, earnings, or cash flows at or during the respective period.

The Company’s investment banking firm will earn an underwriting discount of 7% of the amount raised from the planned public offering as well as be entitled to an expense allowance equal to 1% of the public offering. These fees and expenses are contingent upon the successful completion of the public offering and are also dependent on the amount raised from the offering. These fees and expenses cannot be reasonably estimated as of the date of these financial statements and no liability has been recorded.

The agreement with the investment banking firm also requires the Company to reimburse accountable expenses incurred by the investment banking firm. These accountable expenses are capped at $200,000 and the Company believes that the investment banking firm has incurred expenses up to the capped amount as of December 31, 2022. Such expenses are included in other assets on our balance sheet. The Company paid a $40,000 retainer upon execution of the agreement and the remaining $160,000 is reported in these financial statements in accounts payable.

NOTE 11:	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 24, 2023, the date which the financial statements were available to be issued. On March 15, 2023, the shareholders of the Company approved (1) the conversion of the Company as a Nevada corporation and adoption of the Nevada Articles of Incorporation, which (a) increased the Company’s common stock authorization from 20,000,000 shares to 100,000,000 shares and (b) added an authorization of 10,000,000 shares of preferred stock, par value $0.001 per share; (2) an Amended and Restated Rise Oil & Gas, Inc., 2022 Stock Incentive Plan in order to, among other things, (a) increase the number of shares authorized for issuance from 500,000 to 2,500,000 and (b) remove outdated contractual and statutory references; and (3) the re-election of Kelly Hoffman and Daniel Wilson as directors of the Company. The Company’s conversion to a Nevada corporation became effective on March 21, 2023.

F-11

RISE OIL & GAS, INC.

Balance Sheets

(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,150,950	$2,636,908
Prepaid Expenses	80,525	33,610
Total Current Assets	1,231,475	2,670,518

Property and Equipment:
Unproved Oil and Gas Properties, Full Cost Method	2,575,937	1,650,699
Office Equipment and Software	37,215	35,959
Total Property and Equipment	2,613,152	1,686,658
Less: Accumulated Depreciation and Amortization	(16,931)	(7,863)
Net Property and Equipment	2,596,221	1,678,795

Other Assets:
Other Non-Current Assets	2,265,492	734,291
Deferred Tax Asset, Net of Allowance of $796,698 and $251,827	—	—
TOTAL ASSETS	$6,093,188	$5,083,604

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$638,258	$745,247
Payable - Related Parties	3,143	5,712
Accrued Deferred Offering Costs	1,354,346	—
Accrued General and Administrative Expenses	436,553	—
Other Accrued Liabilities	33,237	—
Total Current Liabilities	2,465,537	750,959

Total Liabilities	2,465,537	750,959

Commitments and Contingencies (Notes 6 and 10)

Stockholders’ Equity (Deficit):
Common Stock, $.001 Par Value; 100,000,000 and 20,000,000 Shares Authorized; 18,181,667 and 16,766,667 shares issued, respectively; 18,131,667 and 16,766,667 outstanding, respectively	18,182	16,767
Additional Paid-in Capital	6,897,644	5,515,054
Treasury Stock, at cost of 50,000 shares	(50,000)	—
Accumulated (Deficit)	(3,238,175)	(1,199,176)
Total Stockholders’ Equity (Deficit)	3,627,651	4,332,645
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,093,188	$5,083,604

The accompanying notes are an integral part of these financial statements.

F-12

RISE OIL & GAS, INC.

Statements of Operations

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022

Operating Expenses:
General and Administrative Expenses	$2,029,932	$782,646
Amortization	1,867	1,867
Depreciation	7,200	1,646
Total Operating Expenses	2,038,999	786,159

Net (Loss) Before Income Tax	(2,038,999)	(786,159)

Income Tax Expense (Benefit)	—	—

Net (Loss)	$(2,038,999)	$(786,159)

Net (Loss) Per Common Share:
Basic	$(0.12)	$(0.06)
Diluted	$(0.12)	$(0.06)

Weighted-average number shares outstanding for Basic and Diluted	17,438,755	12,866,501

The accompanying notes are an integral part of these financial statements.

F-13

RISE OIL & GAS, INC.

Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	# Shares	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated (Deficit)	Total
Balance, December 31, 2021	1,000	$1	$—	$—	$(67,061)	$(67,060)
Common Stock Issued at $1.00 per Share net of offering costs of $7,481	5,305,000	5,305	—	5,292,214	—	5,297,519
Common stock issued to settle related party liabilities issued at $0.001 per Share	11,165,667	11,166	—	—	—	11,166
Stock Issuance Cost Reclassified to equity	—	—	—	(71,865)	—	(71,865)
Net (Loss)	—	—	—	—	(786,159)	(786,159)
Balance, September 30, 2022 (Unaudited)	16,471,667	$16,472	—	$5,220,349	$(853,220)	$4,383,601

	# Shares	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated (Deficit)	Total
Balance, December 31, 2022	16,766,667	$16,767	$—	$5,515,054	$(1,199,176)	$4,332,645
Common Stock Issued at $1.00 per Share	1,115,000	1,115	—	1,113,885	—	1,115,000
Issuance of Common Stock for Oil and Gas Property Costs Incurred	300,000	300	—	299,700	—	300,000
Stock Issuance Cost Reclassified to Equity	—	—	—	(30,995)	—	(30,995)
Treasury Stock	—	—	(50,000)	—	—	(50,000)
Net (Loss)	—	—	—	—	(2,038,999)	(2,038,999)
Balance, September 30, 2023 (Unaudited)	18,181,667	$18,182	$(50,000)	$6,897,644	$(3,238,175)	$3,627,651

The accompanying notes are an integral part of these financial statements.

F-14

RISE OIL & GAS, INC.

Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022

Cash Flows from Operating Activities:
Net (Loss)	$(2,038,999)	$(786,159)

Adjustments to Reconcile Net (Loss) to Net Cash (Used In) Operating Activities:
Depreciation	7,200	1,646
Amortization	1,867	1,867
Change in Operating Assets and Liabilities:
(Increase) in Prepaid Expenses	(207,831)	(126,251)
Increase (Decrease) in Accounts Payable	(106,989)	51,231
(Decrease) in Related Party Payable	(2,569)	—
Increase in Accrued Expenses and Other Non-Current Assets	405,559	—
Net Cash (Used In) Operating Activities	(1,941,762)	(857,666)

Cash Flows from Investing Activities:
Purchase of Unproved Oil and Gas Properties	(607,940)	(1,404,527)
Purchase of Office Equipment and Software	(1,256)	(11,241)
Net Cash (Used In) Investing Activities	(609,196)	(1,415,768)

Cash Flows from Financing Activities:
Advances from Related Parties	—	9,937
Repayments to Related Parties	—	(53,702)
Purchase of Treasury Stock	(50,000)	—
Proceeds from Issuance of Common Stock	1,115,000	5,305,000
Payment of Stock Offering Costs	—	(7,481)
Net Cash Provided By Financing Activities	1,065,000	5,253,754

Net Increase (Decrease) in Cash	(1,485,958)	2,980,320
Cash and Cash Equivalents at Beginning of Period	2,636,908	—

Cash at End of Period	$1,150,950	$2,980,320

Supplemental Cash Flow Information:
Non-Cash Investing and Financing Activities:
Accrued Oil and Gas Property Costs	$33,237	$—
Property Costs Financed Through Accounts Payable	—	141,297
Stock Issuance Costs Included in Equity	30,995	71,865
Stock Issuance for Oil and Gas Property Costs Incurred	300,000	—
Deferred Offering Costs Included in Accrued Liabilities	1,354,346	—
Settlement of Related Party Payable with Common Stock	—	11,166

The accompanying notes are an integral part of these financial statements.

F-15

RISE OIL & GAS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1:	ORGANIZATION

Organizational History and Nature of Operations – Rise Oil & Gas, Inc. (the “Company”) was incorporated in the State of Texas on June 21, 2021, as EDI Operating, Inc. The Company changed its name to Rise Oil & Gas, Inc. on January 26, 2022. The Company has been in a start-up mode since its inception and will, when fully funded and other organizational matters are completed, be in the business of acquiring, developing and operating oil and gas properties.

On March 15, 2023, the shareholders of the Company approved (1) the conversion of the Company as a Nevada corporation and adoption of the Nevada Articles of Incorporation, which (a) increased the Company’s common stock authorization from 20,000,000 shares to 100,000,000 shares and (b) added an authorization of 10,000,000 shares of preferred stock, par value $0.001 per share; (2) an Amended and Restated Rise Oil & Gas, Inc., 2022 Stock Incentive Plan in order to, among other things, (a) increase the number of shares authorized for issuance from 500,000 to 2,500,000 and (b) remove outdated contractual and statutory references; and (3) the re-election of Kelly Hoffman and Daniel Wilson as directors of the Company. The Company’s conversion to a Nevada corporation became effective on March 21, 2023.

As of September 30, 2023, the Company had not commenced commercial operations. The Company began to obtain funding from qualified private investors in February 2022 and currently continues its efforts to raise capital through its initial public offering and evaluate potential oil and gas properties for acquisition and development. In September 2022, the Company’s management engaged an investment banking firm, ThinkEquity LLC, to initiate a public market capital raise. As of the date of these financial statements, management and its advisors are working to complete the necessary legal and financial documentation and authorizations required to access the public capital markets.

NOTE 2:	LIQUIDITY AND CAPITAL RESOURCES

We are currently in the early stages of acquisition, exploration and development of oil and gas leasehold acreage. We have incurred net operating losses and operating cash flow deficits from inception through the nine months ended September 30, 2023. Our expenditures have been funded to date solely by capital contributions and stock issuances. However, in the future we may utilize debt or additional equity financing in order to fund future capital expenditures focused on acreage or proved property acquisitions and for working capital purposes. To date, our previous financings have only covered our general administrative and other costs, as well as certain accounting and legal fees incurred in connection with this offering.

A successful offering may provide liquidity to grow our business and begin generating income. However, no assurances can be provided in this regard, and we continue to manage our liquidity. To ensure flexibility in our liquidity, our management team restricts our commitments to operational expenses such as rent, legal fees, payroll and other general and administrative cost. Additionally, current liabilities on our balance sheet as of September 30, 2023 includes $1,529,000 of offering costs that will not be required to pay in the event our initial public offering is not successful.

As of September 30, 2023, we had current assets of $1,231,475 and liabilities in the amount of $2,465,537, for a working capital deficit of $(1,234,062). We expect that our approximately $1.15 million in cash and cash equivalents as of September 30, 2023 will not be sufficient to satisfy our obligations and fund our working capital needs for the next twelve months. Accordingly, there is a substantial doubt about our ability to continue as a going concern.

On a long-term basis, we will require additional funding to execute our business strategy. There are no guarantees that we will be able to acquire the necessary funds to execute on our business strategy, and any postponement of the exploration and development of our Permian acreage could materially affect our business, financial condition and results of operations.

Our ability to obtain additional financing may be impaired by many factors outside of our control, including the capital markets (both generally and in the oil and gas industry in particular), the Company’s lack of operating history, prices of crude oil and gas on the commodities markets (which will impact the amount of asset-based financing available to us) and other factors. Further, if oil and gas prices on the commodities markets decline, our revenues from any exploration of our leaseholds will likely decrease, and such decreased revenues may increase our requirements for capital. We plan to continue to monitor the current economic and financial market conditions and evaluate their impact on our liquidity and future prospects.

In the future we may utilize debt or additional equity financing to pay for costs, services, operating leases and future development of our business opportunities. Our success in obtaining funding will depend upon our ability to sell our common stock or borrow on terms that are financially advantageous to us.

We expect to incur substantial expenses and generate significant operating losses as we begin to explore and develop our Permian acreage. Additionally, we anticipate continuing to seek acquisitions of additional leasehold acreage adjacent to our current position in the Permian Basin, as well as other basins in the contiguous United States. We may also, from time to time, look to acquire other mineral interests, including royalty interests.

During the year ended December 31, 2022, we raised an additional $5,600,000 from investors through the 2022 Private Placement offering. We raised $1,115,000 from investors through the 2023 Private Placement offering, which was completed on June 21, 2023.

NOTE 3:	SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies adopted by Company are summarized below:

Unaudited Interim Financial Statements – The accompanying financial statements as of and for the nine months ended September 30, 2023 and 2022 have not been audited. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments necessary for fair presentation of the results of operations for the periods presented, which adjustments were of a normal recurring nature. These unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) applicable to interim financial information, and accordingly, do not include all the information and footnotes required by U.S. GAAP for complete financial statements. As a result, the unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements.

Basis of Accounting – The accompanying financial statements have been prepared in accordance with U.S. GAAP. As stated above, since its initial organization, the Company’s management has devoted its efforts to all those activities necessary for the Company to conduct its primary business purpose. Those efforts include corporate organization, legal consultations, acquisition of office space, software licensing, investor relations and prospect investigation and review. U.S. GAAP requires entities in a start-up phase to expense as incurred all organization costs and preoperational expenses.

Segments – Based upon how the Company is organized and managed, the Company has one reportable segment, which is oil and gas development, exploration, and production. The Company has a single, company-wide management team that allocates capital resources and measures financial performance as a single enterprise.

Risks and Uncertainties – The Company is a business whose planned principal operations are the acquisition, exploration and development and operation of oil and gas properties. The Company has been since inception and continues its efforts in organizing its business processes, raising additional capital and evaluating oil and gas properties for possible acquisition. The Company’s activities are subject to significant risks and uncertainties, including failing to secure adequate additional capital to acquire oil and gas properties, not finding commercially productive amounts of oil and gas from development activities and commodity price volatility.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash in banks, and all highly liquid investments with a maturity of three months or less at the time of purchase.

F-16

Deferred Offering Costs – Deferred offering costs consist of professional and registration fees that are directly related to equity offerings and issuances. Should any equity offering be abandoned, the deferred offering costs, to the extent not waived pursuant to contractual contingencies relating to a successful offering, will be charged to operations. As of September 30, 2023, the Company has incurred deferred offering costs of $2,249,553, which are reported in Other Non-Current Assets in the balance sheet. These deferred offering costs will be deducted from the proceeds of the associated future equity offerings or issuances.

Property and Equipment – Property and equipment is stated at historical cost adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of office equipment and placing such equipment in service. The cost of additions and betterments more than $1,000 are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Impairment of long-lived assets such as property and equipment exist when the carrying value exceeds its fair value and is nonrecoverable. No impairment of property and equipment was recognized during the periods presented.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Office Equipment	3 – 7 years

Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method. Depreciation expense for the nine months ended September 30, 2023 was $7,200, as compared to $1,646 for the nine months ended September 30, 2022. Software costs are amortized on the straight-line basis over a three-year period. Amortization of these costs was $1,867 for the nine months ended September 30, 2023 and 2022.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the acquisition, leasing, exploration and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, delay rentals on undeveloped properties and costs of drilling and equipping productive wells and drilling costs for non-productive wells. The Company has not capitalized into the full cost pool any general and administrative expenses or interest expense for the nine months ended September 30, 2023 and for the period from June 21, 2021 (Inception) through December 31, 2022, and do not anticipate making such allocation of general and administrative costs and interest expense in the future. Capitalized costs are generally categorized either as being subject to amortization or not subject to amortization.

All capitalized costs of oil and gas properties, plus estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves as determined by the Company’s independent petroleum engineers, once such engineers are engaged. The Company evaluates oil and gas properties for impairment quarterly. The Company did not incur a write down of its undeveloped oil and gas properties for the nine months ended September 30, 2023 due to impairment or for the period from June 21, 2021 (Inception) through December 31, 2022.

Capitalized costs less accumulated depreciation, depletion and amortization and related deferred income taxes shall not exceed an amount (the full cost ceiling) equal to the sum of:

1.	The present value of estimated future net revenues discounted ten percent computed in compliance with SEC guidelines;

2.	Plus, the cost of properties not being amortized;

3.	Plus, the lower of cost of estimated fair value of unproven properties included in the costs being amortized; and

4.	Less income tax effects related to differences between the book and tax basis of the properties.

The costs of unproved properties not being amortized are assessed on a property-by-property basis to determine whether such properties have been impaired. In determining whether such costs should be impaired, the Company evaluates current drilling results, lease expiration dates, current oil and gas industry conditions, international economic conditions, capital availability, and available geological and geophysical information. As these factors may change from period to period, the Company’s evaluation of these factors will change. Any impairment assessed is added to the cost of proved properties being amortized.

F-17

There were no capitalized costs included in the full cost pool subject to amortization at September 30, 2023, for the year ended December 31, 2022 or for the period from June 21, 2021 (inception) through December 31, 2021. As such, no impairment was recorded by the Company in the respective periods.

Income Taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. The Company is also subject to the Texas Franchise Tax based upon its gross receipts attributable to Texas operations.

Effective June 21, 2021, the Company adopted ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. For the nine months ended September 30, 2023, the Company has no material uncertain tax positions to be accounted for in the financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense.

For federal and state franchise and income tax purposes, the tax returns remain open for examination for a period of three and four years, respectively, after the date on which those returns are filed or amended.

Basic and Diluted Earnings per Share – Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding for the nine months ended September 30, 2023 was 17,438,755 as compared to 12,866,501 for the nine months ended September 30, 2022. Diluted earnings per share reflects the potential dilution that could occur if all contracts to issue common stock were converted into common stock, except for those that are anti-dilutive. The dilutive effect of stock options and other share-based compensation is calculated using the treasury method.

Share-Based Employee Compensation – The Company has a stock incentive plan more fully described in Note 9. The Company will recognize the cost of employee services received in exchange for an award of common stock based on the grant-date value of the award and will recognize the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Leases – Leases for equipment, buildings or other assets will recognize lease expense on a straight-line basis over the lease term. Lease right-of-use assets and liabilities are initially recorded on the lease commencement date based on the present value of lease payments over the lease term. The Company will use its incremental borrowing rate, which is determined based on information available at the commencement date of a lease. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company’s sole discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. Oil, natural gas and mineral leases and leases with an initial term of 12 months or less (based upon application of the basket of practical expedients) are excluded from the scope of ASU 2016-02 (as hereinafter defined) and not recorded as a lease right-of-use asset and liability. See Note 7 for additional information.

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee recognizes a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current U.S. GAAP. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases is substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP.

F-18

Revenue from Contracts with Customers - In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” to provide accounting guidance related to revenue from contracts with customers. The core principle of ASU 2014-09 provides for an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company has not commenced commercial operations nor engaged in the development of undeveloped oil and gas leasehold acreage and, accordingly, no revenue producing activities had begun. Therefore, the application of this standard had no effect on or impact to the accompanying financial statements.

NOTE 4:	CONCENTRATIONS OF CREDIT RISK

The Company maintains a bank account with a financial institution that, at times, may exceed federally insured limits. The Federal Deposit Insurance Corporation (FDIC) guarantee accounts up to $250,000, per institution. The Company’s cash account balance with its financial institution was more than the FDIC insured amount of $250,000 by $900,950 as of September 30, 2023.

NOTE 5:	RELATED PARTY TRANSACTIONS

The related party transactions consist of advances made by the founding stockholders to fund expenses incurred in the start-up phase of the Company’s operations. Balances due to related parties as of September 30, 2023 and 2022 were $3,143 and $6,441, respectively.

NOTE 6:	INCOME TAXES

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to a lack of history and taxable losses, the Company recorded a valuation allowance against all deferred tax assets as of September 30, 2023.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of income tax positions taken or expected to be taken in an income tax return. For those benefits to be recognized, an income tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

As of September 30, 2023 and September 30, 2022, the Company has not recorded any uncertain tax positions.

Generally, the Company’s income tax years from inception through 2023 remain open and subject to examination by Federal, and State tax authorities. The Company currently has no ongoing income tax audits and has not been notified of pending activity by income taxing jurisdictions.

F-19

NOTE 7:	LEASES

The Company is not subject to any long-term non-cancelable leases as of September 30, 2023 or 2022. The Company leases office space on a month-to-month basis.

NOTE 8:	COMMON STOCK

The Company’s certificate of formation originally authorized the issuance of 1,000 shares of $0.001 par value common stock. This stock was issued to the Company’s two founding stockholders at par value. On January 26, 2022, the Board of Directors amended the certificate of formation to increase the total number of authorized shares to 20,000,000. The founding shareholders acquired at par value an additional 11,165,667 shares of this newly authorized stock. During the year ended December 31, 2022, the Company issued an additional 5,600,000 common shares to outside investors at $1.00 per share. During the nine months ended September 30, 2023, the Company issued an additional 1,115,000 common shares to outside investors at $1.00 per share, issued 300,000 shares of common stock as payment for oil and gas property costs incurred and repurchased 50,000 shares of common stock at a price per share of $1.00, which was the same price per share at which such shareholder had initially purchased such shares of common stock.

NOTE 9:	2022 STOCK INCENTIVE PLAN

In January 2022, the Company’s board of directors approved and adopted a long-term incentive plan which allowed for the issuance of up to 500,000 shares of the Company’s common stock. This plan allows for the grant of the Company’s stock in the form of stock options, restricted stock units or restricted stock awards. On March 15, 2023, the shareholders of the Company approved an Amended and Restated Rise Oil & Gas, Inc., 2022 Stock Incentive Plan in order to, among other things, increase the number of shares authorized for issuance from 500,000 to 2,500,000. No compensation expense for share-based awards had been incurred for the year ended December 31, 2022 or 2021 as no grants had been made by the Company. As a result, all 2,500,000 shares were eligible for grant under this plan as of September 30, 2023.

NOTE 10:	LOSS PER SHARE INFORMATION

There were no potentially dilutive securities that have been excluded from the determination of weighted average shares outstanding because the effects thereof were anti-dilutive. See Note 9 for additional information.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Net Loss	$(2,038,999)	$(786,159)
Basic Weighted- Average Shares Outstanding	17,438,755	12,866,501
Diluted Weighted- Average Shares Outstanding	17,438,755	12,866,501
Basic Loss per Share	$(0.12)	$(0.06)
Diluted Loss per Share	$(0.12)	$(0.06)

NOTE 11:	COMMITMENTS AND CONTINGENCIES

The Company is required to disclose general commitments such as unused letters of credit, leases, assets pledged as security for loans, unconditional purchase obligations or other contingent liabilities. In December 2022, the board of directors approved a resolution allowing the Company to execute consulting services agreements with affiliates of a third-party firm for geologic and geophysical consulting services, with the compensation for such services to be paid with 300,000 shares of the Company’s common stock. Such consulting services agreements were executed on March 30, 2023, and the Company issued such 300,000 shares of its common stock upon execution of the agreements. There are no other material commitments or contingencies which would require disclosure or accrual in the financial statements for the respective period and thus no impact to the balance sheet, earnings, or cash flows at or during the respective period.

The Company’s investment banking firm will earn an underwriting discount of 7% of the amount raised from the planned public offering as well as be entitled to an expense allowance equal to 1% of the public offering. These fees and expenses are contingent upon the successful completion of the public offering and are also dependent on the amount raised from the offering. These fees and expenses cannot be reasonably estimated as of the date of these financial statements and no liability has been recorded.

The agreement with the investment banking firm also requires the Company to reimburse accountable expenses incurred by the investment banking firm. These accountable expenses are capped at $200,000 and the Company believes that the investment banking firm has incurred expenses up to the capped amount as of December 31, 2022. Such expenses are included in other assets on our balance sheet. The Company paid a $40,000 retainer upon execution of the agreement and the remaining $160,000 is reported in these financial statements in accounts payable.

NOTE 12:	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 11, 2023, the date which the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would have required adjustment or disclosure in the unaudited condensed financial statements.

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2,000,000 Shares of Common Stock

Rise Oil & Gas, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

           , 2023

Through and including             , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except for the SEC registration fee, the FINRA filing fee and the listing fee.

Amount
Securities and Exchange Commission registration fee	$1,330.67
FINRA filing fee	3,087.50
NYSE American initial listing fee	55,000.00
Accountants’ fees and expenses	325,000.00
Legal fees and expenses	1,800,000.00
Underwriter non-accountable expenses	100,000.00
Investment Banking fees and expenses	200,000.00
Transfer Agent’s fees and expenses	3,500.00
Printing and engraving expenses	5,995.00
Miscellaneous	11,086.83
Total expenses	$2,505,000.00

Of the total expense amounts set forth in the above table, $2,249,553 have been recorded on our balance sheet as deferred offering costs within Other Non-current Assets as of September 30, 2023.

Item 14. Indemnification of Directors and Officers.

As a Nevada corporation, we are generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under Section 78.7502 of the NRS generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

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Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our amended and restated articles of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at our request as a director, of another corporation or enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent permitted by the NRS and Nevada law.

We intend to enter into indemnification agreements with each of our directors and officers in the form attached to this registration statement as Exhibit 10.1. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement that we enter into in connection with this offering, the underwriter will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us since our inception on June 21, 2021, prior to the Reverse Stock Split. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

●	On June 23, 2021, we issued 1,000 shares of our common stock to our founders at a price of $0.001 per share, for aggregate net proceeds of $1.00, pursuant to Section 4(a)(2) of the Securities Act.

●	On January 26, 2022, we issued 11,165,667 shares of our common stock to our founders at a price of $0.001 per share, for aggregate net proceeds of $11,165.67, pursuant to Section 4(a)(2) of the Securities Act.

●

On January 26, 2022, we launched the 2022 Private Placement pursuant to Rule 506(b) of the Securities Act. In the 2022 Private Placement, we sold 5.6 million shares of our common stock for $1.00 per share, resulting in aggregate net proceeds to Rise of $5.52 million (after the payment of offering expenses). The 2022 Private Placement was completed on November 4, 2022.

●

On March 30, 2023, we entered into consulting services agreements pursuant to which we issued 300,000 shares of our common stock to oil and gas consultants in consideration for ongoing prospect identification and geoscience consulting services pursuant to Section 4(a)(2) of the Securities Act.

●	On April 14, 2023, we launched the 2023 Private Placement pursuant to Rule 506(b) of the Securities Act. In the 2023 Private Placement, we sold 1,115,000 shares of our common stock for $1.00 per share, resulting in aggregate net proceeds to Rise of $1.09 million (after the payment of offering expenses). The 2023 Private Placement was completed on June 21, 2023.

The offer and sale of all securities listed in this Item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Rule 506(b) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Articles of Incorporation of Rise Oil & Gas, Inc. (effective prior to this offering)
3.2*	Bylaws of Rise Oil & Gas, Inc. (effective prior to this offering)
3.3*	Form of Amended and Restated Articles of Incorporation of Rise Oil & Gas, Inc. (to be effective upon the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of Rise Oil & Gas, Inc. (to be effective upon the closing of this offering)
4.1*	Form of Common Stock Certificate
4.2*	Form of Representative’s Warrant Agreement (included as an exhibit to Exhibit 1.1)
5.1*	Opinion of McDonald Carano LLP
5.2*	Opinion of Baker Botts L.L.P.
10.1*	Form of Indemnification Agreement with executive officers and directors
10.2*	Form of Subscription Agreement between Rise Oil & Gas, Inc. and private placement investors (2022)
10.3*	Form of Subscription Agreement between Rise Oil & Gas, Inc. and private placement investors (2023)
10.4*	Form of Executive Employment Agreement
10.5*	Executive Employment Agreement, dated as of August 18, 2023, by and between Rise Oil & Gas, Inc. and Kelly Hoffman
10.6*	Executive Employment Agreement, dated as of August 18, 2023, by and between Rise Oil & Gas, Inc. and Robert Matthew Garner
10.7*	Executive Employment Agreement, dated as of August 18, 2023, by and between Rise Oil & Gas, Inc. and Daniel Wilson
10.8	Form of Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
10.9	Form of Restricted Stock Agreement for Non-Employee Directors under Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
10.10	Form of Time-Based Restricted Stock Award Agreement under Rise Oil & Gas, Inc. 2023 Long Term Incentive Plan
23.1	Consent of RSM US LLP, independent registered public accounting firm
23.2*	Consent of McDonald Carano LLP (included in Exhibit 5.1)
23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 5.2)
24.1*	Power of Attorney (included on signature page)
99.1*	Consents of Director Nominees
107*	Filing Fee Table

*	Previously filed.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that it will:

(1)	for the purpose of determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

(2)	for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this December 11, 2023.

RISE OIL & GAS, INC.

By:	/s/ Kelly Hoffman
Kelly Hoffman
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Kelly Hoffman	Chief Executive Officer and Director
Kelly Hoffman	(principal executive officer)	December 11, 2023

*	Chief Financial Officer and Treasurer
Brian Feldott	(principal financial officer and principal accounting officer)	December 11, 2023

*	President, Chief Operating Officer and Director
Daniel Wilson		December 11, 2023

*	Kelly Hoffman hereby signs this Amendment No. 4 to the Registration Statement on behalf of the indicated persons for who he is attorney-in-fact, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of Rise Oil & Gas, Inc. filed with the Securities and Exchange Commission on July 3, 2023.

* By:	/s/ Kelly Hoffman	Attorney-in-Fact
	Kelly Hoffman		December 11, 2023

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